     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2000


                                                      REGISTRATION NO. 333-30466

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            INTRANET SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       MINNESOTA                                                        41-1652566
     (State or Other Jurisdiction of Incorporation)                      (I.R.S. Employer Identification Number)

                               8091 WALLACE ROAD
                         EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 903-2000
         (Address and Telephone Number of Principal Executive Offices)
                            ------------------------

                                ROBERT F. OLSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            INTRANET SOLUTIONS, INC.
                               8091 WALLACE ROAD
                         EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 903-2000
           (Name, Address, and Telephone Number of Agent for Service)
                            ------------------------
                                   Copies to:

        KRIS SHARPE, ESQ.                                 JONATHAN B. ABRAM, ESQ.
       FAEGRE & BENSON LLP                                  DORSEY & WHITNEY LLP
       2200 NORWEST CENTER                                 220 SOUTH SIXTH STREET
   MINNEAPOLIS, MINNESOTA 55402                         MINNEAPOLIS, MINNESOTA 55402
          (612) 336-3000                                       (612) 340-2600
        FAX (612) 336-3026                                   FAX (612) 340-2868

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 7, 2000


PROSPECTUS

                                4,000,000 SHARES

                           [INTRANET SOLUTIONS LOGO]
                                  COMMON STOCK
                          ----------------------------

IntraNet Solutions, Inc. is offering 2,255,000 shares and the selling shareholders are offering 1,745,000 shares.


IntraNet Solutions' common stock is listed on the Nasdaq National Market under the symbol "INRS." On March 3, 2000, the last reported sale price of our common stock was $44.25 per share.

                          ----------------------------
                               PRICE $  PER SHARE
                          ----------------------------

                                                                   PER SHARE          TOTAL
                                                                   ---------       -----------
            Public offering price..............................      $             $
            Underwriting discounts.............................      $             $
            Proceeds, before expenses, to IntraNet Solutions...      $             $
            Proceeds, before expenses, to the selling
              shareholders.....................................      $             $

The underwriters may also purchase up to 600,000 additional shares from IntraNet Solutions at the public offering price, less the underwriting discount, within 30 days from the date of the final prospectus to cover over-allotments.

The shares of common stock will be ready for delivery in Minneapolis, Minnesota
on or about                , 2000.
                          ----------------------------

  INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                          ----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                          ----------------------------
DAIN RAUSCHER WESSELS
             U.S. BANCORP PIPER JAFFRAY
                          WIT SOUNDVIEW
                                       CRAIG-HALLUM CAPITAL GROUP
                         ------------------------------
                                               , 2000

INSIDE FRONT COVER GRAPHICS


     - Xpedio logo followed by: "Integration of Source Content Management and Web site publishing."

     - "XPEDIO CONTENT SERVER creates a repository of managed content and allows users to securely contribute and access information using a browser."

     - "XPEDIO CONTENT PUBLISHER allows a Web site to be designed, managed, and published in a structured manner and with minimal Web master intervention for content updates."

     - "TOGETHER --"

     - "Xpedio products provide an integrated Web content management solution. The Content Server 'feeds' managed content to dynamic Web sites automatically."

     - Graphic depicting the interaction between Xpedio Content Server and a content repository, the interaction between Xpedio Content Publisher and a Dynamic Web site and the interaction between Xpedio Content Server and Xpedio Content Publisher.

     - Xpedio logo with graphic depicting Xpedio's application to intranets, extranets and the Internet

INTRANET
- Departmental
- Business unit
- Corporate initiative
- Portals
- Knowledge management
EXTRANET
- Commerce
- Customer support
- Call center
- Supply chain
- Distribution channel
INTERNET
- Corporate Web sites
- Commerce

     - Internet Solutions logo and web-site address: www.intranetsolutions.com.

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    4
Risk Factors....................    6
Forward-Looking Statements......   12
Use of Proceeds.................   13
Dividend Policy.................   13
Price Range of Common Stock.....   13
Capitalization..................   14
Dilution........................   15
Selected Consolidated Financial
  Data..........................   16
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   18

                                  PAGE
                                  ----
Business........................   32
Management......................   44
Principal and Selling Shareholders...  46
Shares Eligible for Future
  Sale..........................   47
Underwriting....................   48
Where You Can Find More
  Information...................   50
Incorporation by Reference......   50
Legal Matters...................   51
Experts.........................   51
Index to Consolidated Financial
  Statements....................  F-1

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

     IntraNet Solutions and Intra.doc! are trademarks registered to IntraNet Solutions, Inc. We have applied for trademark registration for the Xpedio mark. This prospectus also contains trademarks of companies other than IntraNet Solutions.

     Except as otherwise stated, all information presented in this prospectus assumes no exercise of the underwriters' over-allotment option.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. Before making an investment in our common stock, you should read the entire prospectus, including the Consolidated Financial Statements and related Notes, all of which should be consulted when reading this summary. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially.

                            INTRANET SOLUTIONS, INC.

     IntraNet Solutions is a leading provider of Web content management solutions for intranets, extranets and the Internet. Our Xpedio Content Management Suite offers customers the ability to simplify and automate management of Web content from all sources. We address an organization's complex needs in publishing, updating and maintaining its Web sites by providing a comprehensive solution that eliminates administrative bottlenecks and automatically publishes content from native formats directly to the Web.

     Xpedio gives every content contributor in an organization the ability to automatically Web-publish content to Hypertext Markup Language (HTML) and Extensible Markup Language (XML) Web sites from native desktop formats. Our solution is based on open Web standards and Java server architecture and integrates with an organization's existing security model. Xpedio keeps Web content current and gives it the desired "look and feel," while maintaining the source content in both Web and native formats. By allowing content contributors to directly participate in the Web publishing process, Xpedio automates the manual content conversion and publication tasks usually required of Webmasters. This reduces errors, provides information more rapidly to users and allows Webmasters to focus on site architecture and "look and feel" enhancements.

     The market for our products is growing quickly as Web content increases rapidly in both amount and importance with the expansion of the Internet. Web content, including graphics, audio and video clips, hyperlinked text and executable software, is the basis for every Web page and most e-commerce applications. International Data Corporation, or IDC, estimates that the number of Web pages will grow from 925 million in 1998 to 13.1 billion in 2003. In addition, the overall market for business-to-business software tools, which includes content management software, is projected to reach approximately $40.0 billion by 2002, according to The Delphi Group. IDC estimates that the worldwide market for content management and document technology software will expand from $1.4 billion in 2000 to $2.8 billion in 2003.

     Our comprehensive solution, applicable across a wide variety of industries and Web applications, enables organizations to effectively utilize their content on the Web. Since our first Web-based software products were introduced in fiscal 1997, they have been adopted by over 800 customers for use on one or more of their intranet, extranet and Internet Web sites. Xpedio, which was introduced in September 1999, has gained strong market acceptance and represented over fifty percent of our revenues for product licenses in the third quarter of fiscal 2000. Customer uses of our products have ranged from single workgroups to enterprise-wide deployments. Our customers include organizations such as British Aerospace Airbus, Ltd., Cargill Incorporated, Ericsson Telecom AB, GE Capital Corporation and Hewlett-Packard Company.

     IntraNet Solutions was incorporated in Minnesota in 1989. Our executive offices are located at 8091 Wallace Road, Eden Prairie, Minnesota 55344; our telephone number is 612-903-2000; and our Web site is located at http://www.intranetsolutions.com. Information contained on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by IntraNet
Solutions...............................      2,255,000 shares

Common stock offered by the selling
shareholders............................      1,745,000 shares

Common stock to be outstanding after the
offering................................     19,844,698 shares(1)

Use of Proceeds.........................     Working capital and other general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq National Market symbol...........     INRS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The amounts accompanying the line items "revenues," "cost of revenues" and "gross profit" below relate solely to software product licenses and associated services and exclude amounts attributable to our hardware integration and support business, the sale of which was completed in September 1998. In September 1999, we acquired InfoAccess, Inc. in a transaction accounted for as a pooling-of-interests. Accordingly, the following data has been restated to include the operations of InfoAccess in all periods presented.

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                           YEAR ENDED MARCH 31,         DECEMBER 31,
                                                        ---------------------------   -----------------
                                                         1997      1998      1999      1998      1999
                                                        -------   -------   -------   -------   -------
                                                                                         (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues(2)...........................................  $ 5,478   $ 5,734   $11,402   $ 7,337   $14,851
Cost of revenues(2)...................................    1,012     1,279     2,040     1,320     2,768
Gross profit(2).......................................    4,466     4,455     9,362     6,017    12,083
Operating expenses (excluding acquisition costs)......    8,598     9,802    11,533     8,239    11,444
Acquisition costs.....................................       --        --        --        --     1,972
Net loss(3)...........................................   (3,407)   (4,663)   (1,359)   (1,341)     (559)


                                                      AS OF MARCH 31, 1999   AS OF DECEMBER 31, 1999
                                                      --------------------   ------------------------
                                                             ACTUAL          ACTUAL    AS ADJUSTED(4)
                                                      --------------------   -------   --------------
                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents...............................          $2,177          $ 4,004      $  4,004
Short-term investments.............................              --           25,224       120,174
Working capital....................................           3,713           33,918       128,868
Total assets.......................................           8,464           38,920       133,870
Shareholders' equity...............................           4,719           36,150       131,100


-------------------------

(1) Based on the number of shares outstanding as of December 31, 1999, and includes 140,000 shares included in this offering that are issuable upon the exercise of outstanding stock options. This number does not include 2,417,509 shares issuable upon the exercise of other options then outstanding, with a weighted average exercise price of $5.28 per share; 765,371 shares issuable upon the exercise of warrants, with a weighted average exercise price of $3.74 per share; and 884,983 shares reserved for issuance in connection with future stock options and other awards under the 1994-1997 Stock Option Plan, the 1997 Director Stock Option Plan and the 1999 Employee Stock Option and Compensation Plan. See "Capitalization" and
    Note 9 of Notes to Consolidated Financial Statements.


(2) Excludes the following amounts related to our hardware integration and support business, the sale of which was completed in September 1998: revenues of $15,277 in 1997, $16,477 in 1998, $5,629 in 1999 and $5,629 in
    the nine months ended December 31, 1998; cost of revenues of $11,894 in 1997, $12,883 in 1998, $4,601 in 1999 and $4,601 in the nine months ended
    December 31, 1998; and gross profit of $3,383 in 1997, $3,594 in 1998,
    $1,028 in 1999 and $1,028 in the nine months ended December 31, 1998.

(3) The information set forth above excludes the effect of dividends attributable to our Series A and Series B convertible preferred stock. Such dividends, $1,665 in 1998, $718 in 1999 and $712 in the nine months ended December 31, 1998, reflect the aggregate of cash dividends paid and the value associated with the discount conversion feature provided with each series of preferred stock. No shares of Series A or Series B convertible preferred stock are currently outstanding.


(4) The as adjusted amounts reflect the sale by IntraNet Solutions of 2,255,000 shares of common stock in this offering, at an assumed offering price of $44.25 per share, after deducting the underwriting discount and estimated offering expenses and the issuance of 140,000 shares of common stock included in this offering, which shares were issued to selling shareholders upon the exercise of stock options with exercise prices ranging from $0.20 to $6.56 per share. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks may cause our business, operating results and financial condition to be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

     This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may," "will," "could," "should," "seeks," "pro forma," "as adjusted" or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR PROSPECTS.

     Significant sales of our Xpedio Content Management Suite, which includes Xpedio Content Server, Xpedio Content Publisher and Xpedio Web Asset Management, began following our acquisition of InfoAccess, Inc. in September 1999. Accordingly, we have only a limited operating history in our current product line on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Many of these risks are discussed under the subheadings below.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. A large part of our sales typically occur in the last month of a quarter. If these sales were delayed from one quarter to the next for any reason, our operating results could fluctuate dramatically. In addition, our sales cycles may vary, making the timing of sales difficult to predict. Furthermore, our infrastructure costs are generally fixed. As a result, modest fluctuations in revenues between quarters may cause large fluctuations in operating results. These factors all tend to make the timing of revenues unpredictable and may lead to high period-to-period fluctuations in operating results.

     Our quarterly revenues and operating results may fluctuate for several additional reasons, many of which are outside of our control, including the following:

     - demand for our products and services;

     - the timing of new product introductions and sales of our products and services;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, research and development or administration;

     - changes in the rapidly evolving market for Web content management solutions;

     - the mix of revenues from product licenses and services, as well as the mix of products licensed;

     - the mix of services provided and whether services are provided by our staff or third-party contractors;

     - the mix of domestic and international sales;

     - costs related to possible acquisitions of technology or businesses;

     - general economic conditions; and

     - public announcements by our competitors.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS.

     To increase our market share and revenues, we must increase the size of our sales force and the number of our distribution channel partners. Our failure to do so may have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we cannot be sure that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future distribution channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and distribution channel partners.

POTENTIAL ACQUISITIONS MAY BE DIFFICULT TO COMPLETE OR TO INTEGRATE AND MAY DIVERT MANAGEMENT'S ATTENTION.

     We may seek to acquire or invest in businesses, products or technologies that are complementary to our business. If we identify an appropriate acquisition opportunity, we may be unable to negotiate favorable terms for that acquisition, successfully finance the acquisition or integrate the new business or products into our existing business and operations. In addition, the negotiation of potential acquisitions and the integration of acquired businesses or products may divert management time and resources from our existing business and operations. To finance acquisitions, we may use a substantial portion of our available cash, including proceeds of this offering, or we may issue additional securities, which would cause dilution to our shareholders.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

     Our revenues may not grow in future periods, may not grow at past rates and we may not sustain our recent quarterly profitability (excluding expenses incurred in connection with the acquisition of InfoAccess in the quarter ended September 30, 1999). If we do not sustain our recent quarterly profitability, the market price of our stock may fall. Our ability to sustain our recent profitable operations depends upon many factors beyond our direct control. These factors include, but are not limited to:

     - the demand for our products;

     - our ability to quickly introduce new products;

     - the level of product and price competition;

     - our ability to control costs; and

     - general economic conditions.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE INFOACCESS, INC. WITH OUR OPERATIONS.

     On September 29, 1999, we acquired InfoAccess, Inc. in a transaction accounted for as a pooling-of-interests. We are currently integrating the business and products of InfoAccess with our existing business and products. We may incur unanticipated costs in the course of this integration. In addition, the integration of InfoAccess with our operations involves the following risks:

     - failure to develop complementary product offerings and marketing strategies;

     - failure to maintain the customer relationships of InfoAccess;

     - failure to retain the employees of InfoAccess;

     - failure to coordinate product development efforts; and

     - diversion of management's time and attention from other aspects of our business.

     We cannot be sure that we will be successful in integrating the business and products of InfoAccess with our business and products. If we are not, our business, operating results and financial condition may be materially adversely affected.

THE INTENSE COMPETITION IN OUR INDUSTRY MAY REDUCE OUR FUTURE SALES AND PROFITS.

     The market for our products is highly competitive and is likely to become more competitive. We may not be able to compete successfully in our chosen marketplace, which may have a material adverse effect on our business, operating results and financial condition. Additional competition may cause pricing pressure, reduced sales and margins, or prevent our products from gaining and sustaining market acceptance. Many of our current and potential competitors have greater name recognition, access to larger customer bases, and substantially more resources than we have. Competitors with greater resources than ours may be able to respond more quickly than we can to new opportunities, changing technology, product standards or customer requirements.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     Any failure to properly manage our growth may have a material adverse effect on our business, operating results and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and support and improve operational and financial systems. Our failure to generate additional revenue commensurate with an increase in operating expenses during any fiscal period could have a material adverse effect on our financial results for that period.

WE DEPEND ON THE INTEGRATION AND CONTINUED SERVICE OF OUR KEY PERSONNEL.

     We are a small company and depend greatly on the knowledge and experience of our senior management team, many of whom have only recently joined us, and other key personnel. If we fail to quickly integrate our team, or lose any of these key personnel, our business, operating results and financial condition could be materially adversely affected. We must hire additional employees to meet our business plan and alleviate the negative effect that the loss of a senior manager could have on us. Our success will depend in part on our ability to attract and retain additional personnel with the highly specialized expertise necessary to engineer, design and support our products and services. Like other software companies, we face intense competition for qualified personnel. We may not be able to attract or retain such personnel.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON SALES OF OUR CONTENT MANAGEMENT SOFTWARE PRODUCTS FOR OUR REVENUES.

     We currently derive all of our revenues from product licenses and services associated with our suite of content management software products. The market for content management software products is new and rapidly evolving. We cannot be certain that a viable market for our products will emerge, or if it does emerge, that it will be sustainable. If we do not continue to increase revenues related to our existing products or generate revenues from new products and services, our business, operating results and financial condition may be materially adversely affected. We will continue to depend on revenues related to new and enhanced versions of our software products for the foreseeable future. Our success will largely depend on our ability to increase sales from existing products and generate sales from product enhancements and new products. We cannot be certain that we will be successful in upgrading and marketing our existing products or that we will be successful in developing and marketing new products and services. The market for our products is highly competitive and subject to rapid technological change. Technological advances could make our products less attractive to customers and adversely affect our business. In addition, complex software product development involves certain inherent risks, including risks that errors may be found in a product enhancement or new product after its release, even after extensive testing, and the risk that discovered errors may not be corrected in a timely manner.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY.

     If we are unable to protect our intellectual property, or incur significant expense in doing so, our business, operating results and financial condition may be materially adversely affected. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. We currently have no patents or pending patent applications. Without significant patent or copyright protection, we may be vulnerable to competitors who develop functionally equivalent products. We may also be subject to claims that our current products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on our business, operating results and financial condition.

     We anticipate that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in our industry, and the overlap in functionality of products in different industries. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on commercially favorable terms, or at all. We are not currently involved in any intellectual property litigation. However, we have been notified by a third party that it believes our Xpedio mark infringes its proprietary rights. Due to the early stage of this dispute, we are unable to assess the likelihood that an infringement claim would be successful and we have not determined how we will respond to this notification. If we are unable to defend our Xpedio mark, we may be required to cease the use of this mark and to develop and adopt a new mark.

     We rely on trade secret protection, confidentiality procedures and contractual provisions to protect our proprietary information. Despite our attempts to protect our confidential and proprietary information, others may gain access to this information. Alternatively, other companies may independently develop substantially equivalent information. We have been issued trademarks for the Intranet Solutions and Intra.doc! marks, and have applied for trademark registration for the Xpedio mark.

     We are not certain whether a trademark will be issued on the Xpedio mark. In the absence of trademark protection, we may be unable to take advantage of the brand name recognition we are attempting to build. In addition, even if a trademark is issued on the Xpedio mark, we cannot be sure that the trademark will prove valuable to us.

OUR PRODUCTS MAY NOT BE COMPATIBLE WITH COMMERCIAL WEB BROWSERS AND OPERATING SYSTEMS.

     Our products utilize interfaces that are compatible with commercial Web browsers. In addition, Xpedio is a server-based system written in Java that functions in both Windows NT and UNIX environments. We must continually modify our products to conform to commercial Web browsers and operating systems. If our products were to become incompatible with commercial Web browsers and operating systems, our business would be harmed. In addition, uncertainty related to the timing and nature of product introductions or modifications by vendors of Web browsers and operating systems may have a material adverse effect on our business, operating results and financial condition.

WE COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF OUR PRODUCTS FAIL TO PERFORM TO SPECIFICATIONS.

     If software errors or design defects in our products cause damage to customers' data and our agreements do not protect us from related product liability claims, our business, operating results and financial condition may be materially adversely affected. In addition, we could be subject to product liability claims if our security features fail to prevent unauthorized third parties from entering our customers' intranet, extranet or Internet Web sites. Our software products are complex and sophisticated and may contain design defects or software errors that are difficult to detect and correct. Errors, bugs or viruses spread by third parties may result in the loss of market acceptance or the loss of customer data. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in certain jurisdictions where we operate.

FUTURE REGULATIONS COULD BE ADOPTED THAT RESTRICT OUR BUSINESS.

     Federal, state or foreign agencies may adopt new legislation or regulations governing the use and quality of Web content. We cannot predict if or how any future laws or regulations would impact our business and operations. Even though these laws and regulations may not apply to our business directly, they could indirectly harm us to the extent that they impact our customers and potential customers.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES LITIGATION AGAINST US.

     In the past, securities class action litigation has been brought against publicly held companies following periods of volatility in the price of their securities. If we were subject to such litigation due to volatility in our stock price, we may incur substantial costs. Such litigation could divert the attention of our senior management away from our business, which could have a material adverse effect on our business, operating results and financial condition.

     The market price of our common stock has fluctuated significantly in the past and may do so in the future. The market price of our common stock may be affected by each of the following factors, many of which are outside of our control:

     - variations in quarterly operating results;

     - changes in estimates by securities analysts;

     - changes in market valuations of companies in our industry;

     - announcements by us of significant events, such as major sales, acquisitions of businesses or losses of major customers;

     - additions or departures of key personnel; and

     - sales of our equity securities.

OUR PERFORMANCE WILL DEPEND ON THE CONTINUING GROWTH AND ACCEPTANCE OF THE WEB.

     Our products are designed to be used with intranets, extranets and the Internet. If the use of these methods of electronic communication does not grow, our business, operating results and financial condition may be materially adversely affected. Continued growth in the use of the Web will require ongoing and widespread interest in its capabilities for communication and commerce. Its growth will also require maintenance and expansion of the infrastructure supporting its use and the development of performance improvements, such as high speed modems. The Web infrastructure may not be able to support the demands placed on it by continued growth. The ongoing development of corporate intranets depends on continuation of the trend toward network-based computing and on the willingness of businesses to reengineer the processes used to create, store, manage and distribute their data. All of these factors are outside of our control.

OUR EXISTING SHAREHOLDERS WILL HAVE SIGNIFICANT INFLUENCE OVER INTRANET
SOLUTIONS.

     Robert F. Olson, our President and Chief Executive Officer, will hold approximately 13.8% of our outstanding common stock after the offering and the sale of all 400,000 shares being offered by Mr. Olson. Accordingly, Mr. Olson will be able to exercise significant control over the affairs of IntraNet Solutions. Additionally, our directors and executive officers will beneficially own approximately 17.0% of our common stock upon the completion of this offering. These persons will have significant influence over IntraNet Solutions' affairs, including approval of the acquisition or disposition of assets, future issuances of common stock or other securities and the authorization of dividends on our common stock. Our directors and executive officers could use their stock ownership to delay, defer or prevent a change in control of IntraNet Solutions, depriving shareholders of the opportunity to sell their stock at a price in excess of the prevailing market price.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The sale, or availability for sale, of substantial quantities of our common stock may have the effect of depressing its market price by potentially introducing a large number of sellers into an already volatile market. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Following the completion of this offering approximately 19,845,000 shares of our common stock will be outstanding, approximately 14,618,000 of which will be freely tradable. Another approximately 3,431,000 shares will be eligible for sale to the public under Rule 144 of the Securities Act of 1933. We have outstanding warrants to purchase up to an aggregate of 765,371 shares of common stock, of which approximately 660,000 shares may be resold pursuant to currently effective registration statements. After the exercise of stock options for 140,000 shares, which shares are included in this offering, there will be 2,417,509 shares subject to outstanding options and 884,983 additional shares available for new grants under our stock option plans.

     Our directors, officers and selling shareholders have executed lock-up agreements that limit their ability to sell our common stock. These individuals have agreed not to sell or otherwise dispose of an aggregate of approximately 4,300,000 shares of our common stock for a period of at least 90 days after the date of this prospectus without the written approval of the underwriters. When the lock-up agreements expire, these shares will become eligible for sale. Sales of shares of our common stock by our directors and officers will be subject to the volume, manner of sale and notice requirements of Rule 144.

MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING.

     We have not designated any of the net proceeds anticipated from this offering for specific uses. Consequently, management will have considerable discretion over the use of all net proceeds from the offering. You will not have the ability to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

     The price of shares included in this offering is expected to be substantially higher than the book value per share of the shares of common stock outstanding after completion of the offering. If you purchase common stock in this offering, you will experience immediate dilution of approximately $30.51 per share, measured by the excess of an assumed public offering price of $36.25 per share over the pro forma book value following the offering.

WE CAN ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

     Our Articles of Incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of unissued shares of our capital stock and to issue such shares without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of IntraNet Solutions, depriving shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

CERTAIN PROVISIONS OF MINNESOTA LAW MAY MAKE A TAKEOVER OF INTRANET SOLUTIONS DIFFICULT, DEPRIVING SHAREHOLDERS OF OPPORTUNITIES TO SELL SHARES AT ABOVE-MARKET PRICES.

     Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire IntraNet Solutions without the approval of our Board of Directors. Consequently, our shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price.

                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "could," "should," "seeks," "pro forma," "as adjusted" or "anticipates," or other variations thereof, including their use in the negative, or by discussions of strategies, plans or intentions. Such statements include but are not limited to statements under the caption "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. A number of factors could cause our results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors."

     In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

     The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                                USE OF PROCEEDS


     Based on an assumed public offering price of $44.25 per share, we estimate that the net proceeds to IntraNet Solutions from the sale of the 2,255,000 shares of common stock offered by us in this offering will be approximately $94.4 million after deducting underwriting discounts and commissions and estimated offering expenses, all of which are payable by IntraNet Solutions. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds from this offering will be $119.6 million. We anticipate that the net proceeds will be used for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, technologies, product lines or service offerings that are complementary to our business. We have no present plans, understandings or commitments in this regard. As a result, we will have significant discretion as to the use of the net proceeds. Pending such use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.


     We will not receive any proceeds from the sale of common stock by the selling shareholders.

                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock for several years. We anticipate that all of our earnings, if any, will be retained for development of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol INRS. The following table presents for the periods indicated, the range of high and low closing sale prices for our common stock as reported on the Nasdaq SmallCap Market and the Nasdaq National Market.


                                                                HIGH      LOW
                                                                -----    -----
FISCAL YEAR ENDED MARCH 31, 1998:
First Quarter...............................................    $5.00    $3.38
Second Quarter..............................................     8.38     4.38
Third Quarter...............................................     8.25     3.63
Fourth Quarter..............................................     7.13     5.13
FISCAL YEAR ENDED MARCH 31, 1999:
First Quarter...............................................     7.13     4.56
Second Quarter..............................................     5.50     2.75
Third Quarter...............................................     6.06     3.00
Fourth Quarter..............................................     8.25     4.81
FISCAL YEAR ENDING MARCH 31, 2000:
First Quarter...............................................    13.06     7.63
Second Quarter..............................................    10.31     7.06
Third Quarter...............................................    37.38     9.06
Fourth Quarter (through March 3, 2000)......................    48.13    28.75



     On March 3, 2000, the last reported sale price of our common stock was $44.25 per share. We had 99 shareholders of record and an estimated 1,600 beneficial owners of our common stock as of March 3, 2000.

                                 CAPITALIZATION


     The following table presents the capitalization of IntraNet Solutions as of December 31, 1999 and as adjusted to reflect the issuance of 140,000 shares included in this offering, which shares are issuable to selling shareholders upon the exercise of stock options at exercise prices ranging from $0.20 to $6.56 per share, and the sale of 2,255,000 shares of common stock offered by IntraNet Solutions in this offering at an assumed public offering price of $44.25 per share and the application of the estimated net proceeds from the sale of those shares. The information presented below should be read in conjunction with the Consolidated Financial Statements and related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                AS OF DECEMBER 31, 1999
                                                                -----------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                --------    -----------
                                                                    (IN THOUSANDS)
Long-term obligations, net of current maturities............    $      4     $      4
Shareholders' equity:
  Capital stock, $0.01 par value, 50,000,000 shares
     authorized; 26,372,422 undesignated
     Common stock, $0.01 par value, 23,627,578 shares
        designated, 17,449,698 shares issued and outstanding
        (19,844,698 shares as adjusted(1))..................         174          198
  Additional paid-in capital................................      49,538      144,464
  Accumulated deficit.......................................     (13,553)     (13,553)
  Unearned compensation.....................................          (9)          (9)
                                                                --------     --------
Total shareholders' equity..................................      36,150      131,100
                                                                --------     --------
Total capitalization........................................    $ 36,154     $131,104
                                                                ========     ========


-------------------------

(1) Excludes options outstanding on December 31, 1999 to purchase 2,417,509 shares of our common stock at a weighted average exercise price of $5.28 per share, warrants outstanding on December 31, 1999 to purchase 765,371 shares of our common stock at a weighted average exercise price of $3.74, and an additional 884,983 shares of common stock reserved for issuance in connection with future stock options and other awards under the 1994-1997 Stock Option Plan, the 1997 Director Stock Option Plan and the 1999 Employee Stock Option and Compensation Plan.

                                    DILUTION


     The pro forma net tangible book value of our common stock as of December 31, 1999 was $36.7 million, or $2.09 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the issuance to selling shareholders of 140,000 shares included in this offering upon the exercise of stock options at exercise prices ranging from $0.20 to $6.56 per share. After giving effect to our issuance and sale of 2,255,000 shares of common stock in this offering at an assumed offering price of $44.25 per share and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of December 31, 1999 would have been $131.1 million, or $6.61 per share. This represents an immediate increase in pro forma net tangible book value of $4.52 per share to existing shareholders and an immediate dilution of $37.64 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:



Assumed offering price per share............................           $44.25
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $2.09
  Increase per share attributable to new investors..........   4.52
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             6.61
                                                                       ------
Dilution per share to new investors.........................           $37.64
                                                                       ======


     The table above assumes no exercise of any stock options or warrants outstanding as of December 31, 1999, except for options to purchase 140,000 shares included in this offering. As of December 31, 1999, there were options outstanding to purchase 2,417,509 shares of our common stock at a weighted average exercise price of $5.28 per share (excluding options held by selling shareholders to purchase 140,000 shares) and warrants outstanding to purchase 765,371 of our common stock at a weighted average exercise price of $3.74. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data presented below for each of the fiscal years in the three-year period ended March 31, 1999 and as of March 31, 1998 and 1999 have been derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. The Selected Consolidated Financial Data presented below for each of the fiscal years ended March 31, 1995 and March 31, 1996 and as of March 31, 1995 and 1996 have been derived from our Consolidated Financial Statements and the unaudited financial statements of InfoAccess, Inc., a company we acquired in a pooling-of-interests transaction in September 1999, and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The Selected Consolidated Financial Data presented below for the nine months ended December 31, 1998 and December 31, 1999 and as of December 31, 1999 are derived from our unaudited Consolidated Financial Statements included elsewhere in this prospectus and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of results to be expected for the entire year. The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus.

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                 YEAR ENDED MARCH 31,                   DECEMBER 31,
                                    -----------------------------------------------   -----------------
                                     1995      1996      1997      1998      1999      1998      1999
                                    -------   -------   -------   -------   -------   -------   -------
                                       (UNAUDITED)                                       (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Revenues:
  Product licenses................  $ 1,801   $ 1,184   $ 3,986   $ 4,501   $ 9,303   $ 6,165   $11,695
  Services........................      910       803     1,492     1,233     2,099     1,172     3,156
  Hardware integration and
     support......................    9,754    12,721    15,277    16,477     5,629     5,629        --
                                    -------   -------   -------   -------   -------   -------   -------
Total revenues....................   12,465    14,708    20,755    22,211    17,031    12,966    14,851
                                    -------   -------   -------   -------   -------   -------   -------
Cost of revenues:
  Product licenses................      196       209       489       482       811       616     1,235
  Services........................      411       261       523       797     1,229       704     1,533
  Hardware integration and
     support......................    7,230     9,595    11,894    12,883     4,601     4,601        --
                                    -------   -------   -------   -------   -------   -------   -------
Total cost of revenues............    7,837    10,065    12,906    14,162     6,641     5,921     2,768
                                    -------   -------   -------   -------   -------   -------   -------
Gross profit......................    4,628     4,643     7,849     8,049    10,390     7,045    12,083
                                    -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Sales and marketing.............    2,017     2,357     4,125     4,506     5,742     4,187     6,736
  General and administrative......    1,571     1,586     2,536     3,100     3,577     2,443     2,829
  Research and development........      793       918     1,937     2,196     2,214     1,609     1,879
  Acquisition costs...............       --        --        --        --        --        --     1,972
                                    -------   -------   -------   -------   -------   -------   -------
Total operating expenses..........    4,381     4,861     8,598     9,802    11,533     8,239    13,416
                                    -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations.....      247      (218)     (749)   (1,753)   (1,143)   (1,194)   (1,333)

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                 YEAR ENDED MARCH 31,                   DECEMBER 31,
                                    -----------------------------------------------   -----------------
                                     1995      1996      1997      1998      1999      1998      1999
                                    -------   -------   -------   -------   -------   -------   -------
                                       (UNAUDITED)                                       (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA (CONTINUED):
Other income (expense):
  Gain on sale of hardware
     integration unit.............       --        --        --        --       517       517        --
  Interest income (expense) net...      (72)     (138)      (98)     (334)     (212)     (143)      774
  Income tax benefit (expense)....      (56)       46        --        --        --        --        --
                                    -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations......................      119      (310)     (847)   (2,087)     (838)     (820)     (559)
Income (loss) on discontinued
  operations......................       16      (200)   (2,560)   (2,576)     (521)     (521)       --
                                    -------   -------   -------   -------   -------   -------   -------
Net income (loss).................      135      (510)   (3,407)   (4,663)   (1,359)   (1,341)     (559)
Preferred stock dividends and
  accretion.......................       --        --        --    (1,665)     (718)     (712)       --
                                    -------   -------   -------   -------   -------   -------   -------
Income (loss) attributable to
  common shareholders.............  $   135   $  (510)  $(3,407)  $(6,328)  $(2,077)  $(2,053)  $  (559)
                                    =======   =======   =======   =======   =======   =======   =======
Earnings per share -- basic and
  diluted:
  Loss from continuing
     operations...................  $ (0.01)  $ (0.04)  $ (0.11)  $ (0.22)  $ (0.08)  $ (0.08)  $ (0.04)
                                    =======   =======   =======   =======   =======   =======   =======
  Net loss........................  $ (0.01)  $ (0.07)  $ (0.43)  $ (0.50)  $ (0.12)  $ (0.12)  $ (0.04)
                                    =======   =======   =======   =======   =======   =======   =======
  Loss attributable to common
     shareholders.................  $ (0.01)  $ (0.07)  $ (0.43)  $ (0.67)  $ (0.19)  $ (0.19)  $ (0.04)
                                    =======   =======   =======   =======   =======   =======   =======
Weighted average common shares --
  basic and diluted...............   10,199     7,324     7,980     9,422    11,151    10,742    15,859

                                               AS OF MARCH 31,
                                  ------------------------------------------   AS OF DECEMBER 31,
                                   1995     1996     1997     1998     1999           1999
                                  ------   ------   ------   ------   ------   ------------------
                                    (UNAUDITED)                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:                         (IN THOUSANDS)
  Cash and equivalents.........   $  442   $  529   $  946   $1,162   $2,177        $ 4,004
  Short-term investments.......       --       --       --       --       --         25,224
  Working capital (deficit)....      951     (431)    (999)     232    3,713         33,918
  Total assets.................    5,085    5,953    9,050    9,301    8,464         38,920
  Long-term obligations, net of
     current maturities........      459      252      842      232      108              4
  Total shareholders' equity...    1,354      593      744    1,613    4,719         36,150

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

OVERVIEW

     IntraNet Solutions is a leading provider of Web content management solutions for intranets, extranets and the Internet. The company responsible for developing our current business was founded in 1990. In July 1996, it merged with and into a publicly traded corporation, which was organized under Minnesota law in November 1989. The name of the entity surviving this merger was changed to IntraNet Solutions, Inc. Following the merger, our business included content management software, on-demand publishing and hardware integration services.

     Our experience in assisting organizations in managing their diverse business information, such as CAD files, engineering schematics, design specifications, audio and video clips, graphics and traditional documents, led us to identify the need for a comprehensive and easily deployed solution for Web content management. In fiscal 1997, we launched our first Web-based software product. We incorporated Java server architecture into this product in January 1998 and released an enhanced enterprise-scaleable version in September 1998. In order to focus our resources exclusively on developing and marketing Web content management solutions, we have disposed of our other businesses. In mid-1998, we completed the final sale of substantially all of our on-demand publishing assets, and we sold our hardware integration operations in late 1998. Since October 1998, we have focused exclusively on developing and marketing Web content management solutions. In September 1999, we acquired InfoAccess, Inc. in a transaction accounted for as a pooling-of-interests. Following the acquisition, we released the Xpedio Content Management Suite. The Xpedio Content Management Suite combines proven features of our Web-based content management solution with technology from InfoAccess that automatically converts content from a source object to HTML or XML to publish a Web site.

     Due to the pooling-of-interests transaction with InfoAccess, our "Summary Consolidated Financial Data," "Selected Consolidated Financial Data," "Quarterly Results" and Consolidated Financial Statements and related Notes, included elsewhere in this prospectus, have been restated to include the operations of InfoAccess in all periods presented. In addition, certain reclassifications have been made to the categories of revenues and cost of revenues presented in our 1997 and 1998 financial statements to conform with the presentation used in the 1999 financial statements. These reclassifications had no effect on losses from continuing operations or net losses as previously reported.

     We currently derive all of our revenues from licenses of our software products and related services. Revenues are recognized on product licenses when a purchase order has been received, the product has been shipped and no significant obligations remain related to implementation. Revenues for services consist of fees from consulting and maintenance. Consulting services include needs assessment, software integration, security analysis, application development and training. We bill consulting fees either on a time and materials basis or on a fixed price schedule. Our clients typically purchase annual maintenance agreements, and we price maintenance agreements based on a percentage of the product license fee. Clients purchasing maintenance agreements receive product upgrades, Web-based technical support and telephone hot-line support. We recognize revenues from maintenance agreements ratably over the term of the agreement, typically one year.

     Cost of revenues consists of technology royalties, costs to manufacture, package and distribute our products and related documentation, as well as personnel and other expenses related to providing services. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as advertising, public relations and trade shows. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products and the performance of quality assurance and documentation activities. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. Losses from discontinued operations consist primarily of losses on the operations of our former on-demand publishing distribution group and losses on the write-down and sale of its assets.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our sales and marketing, research and development and services departments, and to establish an administrative organization. As a result, we had an accumulated deficit of $13.6 million at December 31, 1999. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and improve operational and financial systems. In addition, our limited operating history makes it difficult for us to predict future operating results. We cannot be certain that we will sustain revenue growth or profitability.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1998

     REVENUES

     Total revenues increased by $2.5 million, or 78%, to $5.8 million for the three months ended December 31, 1999 from $3.3 million for the three months ended December 31, 1998. The increase in revenues was attributable to the expansion of our customer base, increased sales to existing customers and the launch of our Xpedio Content Management Suite, which typically has a higher sales price than our other products.

     Product Licenses. Revenues for product licenses increased by $2.0 million, or 71%, to $4.7 million for the three months ended December 31, 1999 from $2.7 million for the three months ended December 31, 1998. The increase in revenues for product licenses was attributable to the expansion of our customer base, increased sales to existing customers and the launch of our Xpedio Content Management Suite.

     Services. Revenues for services increased by $608,000, or 110%, to $1.2 million for the three months ended December 31, 1999 from $551,000 for the three months ended December 31, 1998. The increase in revenues for services was primarily attributable to revenues from maintenance contracts on a larger installed base of products.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues increased by $480,000, or 80%, to $1.1 million for the three months ended December 31, 1999 from $598,000 for the three months ended December 31, 1998. Total cost of revenues as a percentage of total revenues was 19% for the three months ended December 31, 1999 compared to 18% for the three months ended December 31, 1998. Gross profit increased by

$2.1 million, or 77%, to $4.8 million for the three months ended December 31, 1999 from $2.7 million for the three months ended December 31, 1998. Total gross profit as a percentage of total revenues was 81% for the three months ended December 31, 1999 compared to 82% for the three months ended December 31, 1998. The increase in gross profit dollars was primarily due to increased revenues for product licenses and services.

     Product Licenses. Cost of revenues for product licenses increased by $248,000, or 95%, to $510,000 for the three months ended December 31, 1999 from $262,000 for the three months ended December 31, 1998. Gross profit as a percentage of revenues for product licenses was 89% for the three months ended December 31, 1999 compared to 90% for the three months ended December 31, 1998.

     Services. Cost of revenues for services increased by $232,000, or 69%, to $568,000 for the three months ended December 31, 1999 from $336,000 for the three months ended December 31, 1998. Gross profit as a percentage of revenues for services was 51% for the three months ended December 31, 1999 compared to 39% for the three months ended December 31, 1998. The increase in the gross profit as a percentage of revenues for services was primarily due to increased utilization of consulting services resources and a shift in the mix of revenues for services to higher margin maintenance revenues from lower margin consulting services.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $1.2 million, or 80%, to $2.7 million for the three months ended December 31, 1999 from $1.5 million for the three months ended December 31, 1998. Sales and marketing expenses as a percentage of total revenues were 47% for the three months ended December 31, 1999 compared to 46% for the three months ended December 31, 1998. The increase in sales and marketing expense was primarily due to increased staffing and marketing expenses for advertising, public relations and trade shows.

     General and Administrative. General and administrative expenses increased by $148,000, or 16%, to $1.1 million for the three months ended December 31, 1999 from $904,000 for the three months ended December 31, 1998. General and administrative expenses as a percentage of total revenues were 18% for the three months ended December 31, 1999 compared to 28% for the three months ended December 31, 1998. General and administrative expenses decreased as a percentage of revenues due primarily to an increase in total revenues partially offset by an increase in personnel expenses.

     Research and Development. Research and development expenses increased by $176,000, or 32%, to $731,000 for the three months ended December 31, 1999 from $555,000 for the three months ended December 31, 1998. Research and development expenses as a percentage of total revenues were 13% for the three months ended December 31, 1999 compared to 17% for the three months ended December 31, 1998. The decrease in research and development expenses as a percentage of total revenues was primarily due to an increase in total revenues partially offset by increases in staffing and related costs to support new products and product enhancements.

     OTHER INCOME (EXPENSE)

     Interest income was $380,000 for the three months ended December 31, 1999 compared to interest expense of $64,000 for the three months ended December 31, 1998. Interest income for the three months ended December 31, 1999 was primarily related to short-term investments purchased with the proceeds of our public stock offering completed in June 1999. Interest expense for the three months ended December 31, 1998 related primarily to our revolving line-of-credit.

RESULTS OF OPERATIONS -- NINE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1998

     REVENUES

     Total revenues increased by $1.9 million, or 15%, to $14.9 million for the nine months ended December 31, 1999 from $13.0 million for the nine months ended December 31, 1998. The increase in revenues was primarily attributable to the expansion of our customer base, increased sales to existing customers and the launch of our Xpedio Content Management Suite, which typically has a higher sales price than our other products, partially offset by the sale of our hardware integration business.

     Product Licenses. Revenues for product licenses increased by $5.5 million, or 90%, to $11.7 million for the nine months ended December 31, 1999 from $6.2 million for the nine months ended December 31, 1998. The increase in revenues for product licenses was primarily attributable to the expansion of our customer base, increased sales to existing customers and the launch of our Xpedio Content Management Suite.

     Services. Revenues for services increased by $2.0 million, or 169%, to $3.2 million for the nine months ended December 31, 1999 from $1.2 million for the nine months ended December 31, 1998. The increase in revenues for services was primarily attributable to revenues from maintenance contracts on a larger installed base of products.

     Hardware Integration and Support. There were no revenues for hardware integration in the nine months ended December 31, 1999 compared to $5.6 million in revenues for hardware integration for the nine months ended December 31, 1998. We sold our hardware integration business during the quarter ended September 30, 1998.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues decreased by $3.2 million, or 53%, to $2.8 million for the nine months ended December 31, 1999 from $5.9 million for the nine months ended December 31, 1998. Total cost of revenues as a percentage of total revenues was 19% for the nine months ended December 31, 1999 compared to 46% for the nine months ended December 31, 1998. Gross profit increased by $5.0 million, or 72%, to $12.1 million for the nine months ended December 31, 1999 from $7.0 million for the nine months ended December 31, 1998. Total gross profit as a percentage of total revenues was 81% for the nine months ended December 31, 1999 compared to 54% for the nine months ended December 31, 1998. The increase in gross profit was primarily attributable to a shift in product mix from hardware integration and support to software product licenses and services.

     Product Licenses. Cost of revenues for product licenses increased by $619,000, or 101%, to $1.2 million for the nine months ended December 31, 1999 from $616,000 for the nine months ended December 31, 1998. Gross profit as a percentage of revenues for product licenses was 89% for the nine months ended December 31, 1999 compared to 90% for the nine months ended December 31, 1998.

     Services. Cost of revenues for services increased by $829,000, or 118%, to $1.5 million for the nine months ended December 31, 1999 from $704,000 for the nine months ended December 31, 1998. Gross profit as a percentage of revenues for services was 51% for the nine months ended December 31, 1999 compared to 40% for the nine months ended December 31, 1998. The increase in the gross profit as a percentage of revenues for services was primarily due to increased utilization of consulting services resources and a shift in the mix of revenues for services to higher margin maintenance revenues from lower margin consulting services.

     Hardware Integration and Support. There were no cost of revenues for hardware integration and support in the nine months ended December 31, 1999 compared to $4.6 million in cost of revenues for hardware integration and support for the nine months ended December 31, 1998. We sold our hardware integration business during the quarter ended September 30, 1998.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $2.5 million, or 61%, to $6.7 million for the nine months ended December 31, 1999 from $4.2 million for the nine months ended December 31, 1998. Sales and marketing expenses as a percentage of total revenues were 45% for the nine months ended December 31, 1999 compared to 32% for the nine months ended December 31, 1998. Sales and marketing expenses increased as a percentage of total revenues primarily due to decreased revenues for hardware integration and support, combined with increased staffing and marketing expenses for advertising, public relations and trade shows. The increase was partially offset by decreased sales and marketing expenses related to hardware integration and support programs.

     General and Administrative. General and administrative expenses increased by $386,000, or 16%, to $2.8 million for the nine months ended December 31, 1999 from $2.4 million for the nine months ended December 31, 1998. General and administrative expenses as a percentage of total revenues were 19% for both the nine months ended December 31, 1999 and the nine months ended December 31, 1998. General and administrative increased primarily due to increased personnel expenses.

     Research and Development. Research and development expenses increased by $270,000, or 17%, to $1.9 million for the nine months ended December 31, 1999 from $1.6 million for the nine months ended December 31, 1998. Research and development expenses as a percentage of total revenues were 13% for the nine months ended December 31, 1999 compared to 12% for the nine months ended December 31, 1998. The increase in research and development expenses was primarily due to increased staffing and costs related to product enhancements, partially offset by decreased expenses related to our hardware integration operations.

     Acquisition Costs. Acquisition costs of $2.0 million in the nine months ended December 31, 1999 consisted primarily of financial advisory, legal, accounting and other costs related to our acquisition of InfoAccess, Inc. in September 1999.

     OTHER INCOME (EXPENSE)

     Interest income was $774,000 for the nine months ended December 31, 1999 compared to interest expense of $143,000 for the nine months ended December 31, 1998. Interest income for the nine months ended December 31, 1999 was primarily related to short-term investments purchased with the proceeds of our public stock offering completed in June 1999. Interest expense for the nine months ended December 31, 1998 related primarily to our revolving line-of-credit.

     DISCONTINUED OPERATIONS

     Losses on discontinued operations of $521,000 for the nine months ended December 31, 1998 consisted of losses on the operation and disposition of our on-demand publishing operations, the final disposition of which occurred in June 1998.

RESULTS OF OPERATIONS -- FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

     REVENUES

     Total revenues decreased by $5.2 million, or 23%, to $17.0 million for the year ended March 31, 1999 from $22.2 million for the year ended March 31, 1998. This decrease related primarily to the sale of our hardware integration business, partially offset by increased revenues for product licenses of our Web content management software.

     Product Licenses. Revenues for product licenses, which related entirely to our Web content management software, increased by $4.8 million, or 107%, to $9.3 million for the year ended March 31, 1999 from $4.5 million for the year ended March 31, 1998. The growth in revenues for product licenses was attributable to the expansion of our customer base and increased sales to existing customers.

     Services. Revenues for services, which related entirely to services associated with our Web content management software, increased by $866,000, or 70%, to $2.1 million for the year ended March 31, 1999 from $1.2 million for the year ended March 31, 1998. The increase in revenues for services was primarily attributable to a larger installed base of products.

     Hardware Integration and Support. Revenues for hardware integration and support decreased by $10.8 million, or 66%, to $5.6 million for the year ended March 31, 1999 from $16.5 million for the year ended March 31, 1998. The decrease in revenues for hardware integration was due to the sale of the hardware integration business during the quarter ended September 30, 1998.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues decreased by $7.5 million, or 53%, to $6.7 million for the year ended March 31, 1999 from $14.2 million for the year ended March 31, 1998. Total cost of revenues as a percentage of total revenues was 39% in 1999 compared to 64% in 1998. Gross profit increased by $2.3 million, or 29%, to $10.4 million for the year ended March 31, 1999 from $8.0 million for the year ended March 31, 1998. Total gross profit as a percentage of total revenues was 61% in 1999 compared to 36% in 1998. The increase in gross profit was primarily attributable to a shift in product mix from hardware integration and support to product licenses and services related to our Web content management software.

     Product Licenses. Cost of revenues for product licenses, which related entirely to our Web content management software, increased by $329,000, or 68%, to $811,000 for the year ended March 31, 1999 from $482,000 for the year ended March 31, 1998. Gross profit as a percentage of revenues for product licenses was 91% for the year ended March 31, 1999 compared to 89% for the year ended March 31, 1998.

     Services. Cost of revenues for services, which related entirely to services associated with our Web content management software, increased by $432,000, or 54%, to $1.2 million for the year ended March 31, 1999 from $797,000 for the year ended March 31, 1998. Gross profit as a percentage of revenues for services was 41% for the year ended March 31, 1999 compared to 35% for the year ended March 31, 1998. The increase in gross profit as a percentage of revenues for services was primarily due to increased utilization of consulting services resources and a shift in the mix of revenues for services to higher margin maintenance revenues from lower margin consulting services.

     Hardware Integration and Support. Cost of revenues for hardware integration and support decreased by $8.3 million, or 64%, to $4.6 million for the year ended March 31, 1999 from $12.9 million for the year ended March 31, 1998. The decrease in cost of revenues for hardware integration and support was due to the sale of the hardware integration and support business during the quarter ended September 30, 1998. Gross profit as a percentage of hardware integration revenues was 18% for the year ended March 31, 1999 compared to 22% for the year ended March 31, 1998. The reduction in gross profit as a percentage of hardware integration and support revenues was primarily attributable to larger hardware integration projects with lower margins as well as to increased competition.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $1.2 million, or 27%, to $5.7 million for the year ended March 31, 1999 from $4.5 million for the year ended March 31, 1998. Sales and marketing expenses as a percentage of total revenues were 34% in 1999 compared to 20% in 1998. Sales and marketing expenses increased as a percentage of total revenues primarily due to decreased revenues for hardware integration and support, combined with increased staffing and marketing expenses for advertising, public relations and trade shows supporting our Web content management suite of products. The increase was partially offset by decreased sales and marketing expenses related to hardware integration and support programs.

     General and Administrative. General and administrative expenses increased by $477,000, or 15%, to $3.6 million for the year ended March 31, 1999 from $3.1 million for the year ended March 31, 1998. General and administrative expenses as a percentage of total revenues were 21% in 1999 compared to 14% in 1998. General and administrative expenses increased primarily due to increased personnel expenses, including hiring expenses, and increased expenses for professional services.

     Research and Development. Research and development expense remained constant at $2.2 million for the year ended March 31, 1999 and the year ended March 31, 1998. Research and development expenses as a percentage of total revenues were 13% in 1999 compared to 10% in 1998.

     OTHER INCOME (EXPENSE)

     Other income was $305,000 for the year ended March 31, 1999 compared to other expense of $334,000 for the year ended March 31, 1998. Other income in 1999 included a gain of $517,000 on the sale of the assets of our hardware integration business unit, partially offset by net interest expense. Other expense in 1998 consisted of interest expense on our revolving line of credit.

     DISCONTINUED OPERATIONS

     Loss on discontinued operations decreased by $2.0 million, or 80%, to $521,000 for the year ended March 31, 1999 from $2.6 million for the year ended March 31, 1998. The decreased losses on discontinued operations was primarily due to 1999 including only a partial year of losses on discontinued operations, while 1998 included a full year of losses. The loss in 1998 also includes an adjustment of $750,000 to fully amortize goodwill associated with the acquisition of a discontinued facility and the write-down of certain other assets to their estimated net realizable value.

RESULTS OF OPERATIONS -- FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997

     REVENUES

     Total revenues increased by $1.5 million, or 7%, to $22.2 million for the year ended March 31, 1998 from $20.8 million for the year ended March 31, 1997.

     Product Licenses. Revenues for product licenses, which related entirely to our Web content management software, increased by $515,000, or 13%, to $4.5 million for the year ended March 31, 1998 from $4.0 million for the year ended March 31, 1997. The growth in revenues for product licenses was attributable to the expansion of our customer base and increased sales to existing customers.

     Services. Revenues for services decreased by $259,000, or 17%, to $1.2 million for the year ended March 31, 1998 from $1.5 million for the year ended March 31, 1997. The decrease in revenues for services was primarily due to a reduction in original equipment manufacturer, or OEM, business.

     Hardware Integration and Support. Revenues for hardware integration and support increased by $1.2 million, or 8%, to $16.5 million for the year ended March 31, 1998 from $15.3 million for the year ended March 31, 1997. The increase in hardware integration revenues was primarily due to the expansion of our customer base and increased sales to existing customers.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues increased by $1.3 million, or 10%, to $14.2 million for the year ended March 31, 1998 from $12.9 million for the year ended March 31, 1997. Total cost of revenues as a percentage of total revenues was 64% in 1998 compared to 62% in 1997. Gross profit increased by $200,000, or 3%, to $8.0 million for the year ended March 31, 1998 from $7.8 million for the year ended March 31, 1997. Total gross profit as a percentage of total revenues was 36% in 1998 compared to 38% in 1997. The increase in gross profit was primarily attributable to increased revenues from product licenses.

     Product Licenses. Cost of revenues for product licenses, which related entirely to our Web content management software, was $482,000 for the year ended March 31, 1998 compared to $489,000 for the year ended March 31, 1997. Gross profit as a percentage of product license revenues was 89% for the year ended March 31, 1998, compared to 88% for the year ended March 31, 1997. The increase in gross profit as a percentage of revenues was primarily attributable to a change in product mix.

     Services. Cost of revenues for services increased by $274,000, or 52%, to $797,000 for the year ended March 31, 1998 from $523,000 for the year ended March 31, 1997. Gross profit as a percentage of revenues for services was 35% for the year ended March 31, 1998, compared to 65% for the year ended March 31, 1997. The decrease in gross profit as a percentage of revenues for services was primarily due to a decreased utilization rate of consulting services resources due to increased staffing levels and increased training for staff.

     Hardware Integration and Support. Cost of revenues for hardware integration and support increased by $1.0 million, or 8%, to $12.9 million for the year ended March 31, 1998 from $11.9 million for the year ended March 31, 1997. Gross profit as a percentage of hardware integration and support revenues was 22% for the year ended March 31, 1998 compared to 22% for the year ended March 31, 1997.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $381,000, or 9%, to $4.5 million for the year ended March 31, 1998 from $4.1 million for the year ended March 31, 1997. Sales and marketing expenses as a percentage of total revenues remained constant at 20% in 1998 and 1997. The increase in the total amount of sales and marketing expenses was primarily due to increases in staffing and marketing expenses for advertising, public relations and trade shows supporting our Intra.doc! suite of products partially offset by reduced sales and marketing expense at our InfoAccess subsidiary.

     General and Administrative. General and administrative expenses increased $564,000, or 22%, to $3.1 million for the year ended March 31, 1998 from $2.5 million for the year ended March 31, 1997. General and administrative expenses as a percentage of total revenues were 14% in 1998 compared to

12% in 1997. The increase in general and administrative expenses corresponded with the increase in revenues for the period.

     Research and Development. Research and development expenses increased by $259,000, or 13%, to $2.2 million for the year ended March 31, 1998 from $1.9 million for the year ended March 31, 1997. Research and development expenses as a percentage of total revenue were 10% in 1998 compared to 9% in 1997.

     OTHER INCOME (EXPENSE)

     Other expense was $334,000 for the year ended March 31, 1998 compared to other expense of $98,000 for the year ended March 31, 1997. The increase was attributable to an increase in interest expense.

QUARTERLY RESULTS

     The following tables present unaudited consolidated statements of operations data both in absolute dollars and as a percentage of total revenues for each of our last eight quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period.

                                                                      THREE MONTHS ENDED
                                    ---------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                      1998       1998       1998        1998       1999       1999       1999        1999
                                    --------   --------   ---------   --------   --------   --------   ---------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Product licenses................  $ 1,577    $ 1,317     $ 2,115    $ 2,733    $ 3,138    $ 3,475     $ 3,549    $ 4,671
  Services........................      318        203         418        551        927        972       1,025      1,159
  Hardware integration and
    support.......................    3,519      3,215       2,414         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total revenues....................    5,414      4,735       4,947      3,284      4,065      4,447       4,574      5,830
                                    -------    -------     -------    -------    -------    -------     -------    -------
Cost of revenues:
  Product licenses................      202        211         143        262        195        324         401        510
  Services........................      222        135         233        336        525        412         553        568
  Hardware integration and
    support.......................    2,732      2,570       2,031         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total cost of revenues............    3,156      2,916       2,407        598        720        736         954      1,078
                                    -------    -------     -------    -------    -------    -------     -------    -------
Gross profit......................    2,258      1,819       2,540      2,686      3,345      3,711       3,620      4,752
                                    -------    -------     -------    -------    -------    -------     -------    -------
Operating expenses:
  Sales and marketing.............    1,360      1,148       1,517      1,522      1,555      1,941       2,054      2,741
  General and administrative......      770        668         871        904      1,134        914         863      1,052
  Research and development........      534        501         553        555        605        572         576        731
  Acquisition costs...............       --         --          --         --         --         --       1,972         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total operating expenses..........    2,664      2,317       2,941      2,981      3,294      3,427       5,465      4,524
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from operations.....     (406)      (498)       (401)      (295)        51        284      (1,845)       228
Other income (expense):
  Gain on sale of hardware
    integration unit..............       --         --         517         --         --         --          --         --
  Interest income (expense),
    net...........................      (47)        (7)        (72)       (64)       (69)        33         361        380
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from continuing
  operations......................     (453)      (505)         44       (359)       (18)       317      (1,484)       608
Loss on discontinued operations...   (1,152)      (521)         --         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Net income (loss).................   (1,605)    (1,026)         44       (359)       (18)       317      (1,484)       608
Preferred stock dividends and
  accretion.......................      (45)      (603)        (29)       (80)        (6)        --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) attributable to
  common shareholders.............  $(1,650)   $(1,629)    $    15    $  (439)   $   (24)   $   317     $(1,484)   $   608
                                    =======    =======     =======    =======    =======    =======     =======    =======

                                                                      THREE MONTHS ENDED
                                    ---------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                      1998       1998       1998        1998       1999       1999       1999        1999
                                    --------   --------   ---------   --------   --------   --------   ---------   --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Product licenses................     29.1%      27.8%       42.8%      83.2%      77.2%      78.1%       77.6%      80.1%
  Services........................      5.9        4.3         8.4       16.8       22.8       21.9        22.4       19.9
  Hardware integration and
    support.......................     65.0       67.9        48.8         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total revenues....................    100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0
                                    -------    -------     -------    -------    -------    -------     -------    -------
Cost of revenues:
  Product licenses................      3.7        4.4         2.9        8.0        4.8        7.3         8.8        8.7
  Services........................      4.1        2.9         4.7       10.2       12.9        9.3        12.1        9.8
  Hardware integration and
    support.......................     50.5       54.3        41.1         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total cost of revenues............     58.3       61.6        48.7       18.2       17.7       16.6        20.9       18.5
                                    -------    -------     -------    -------    -------    -------     -------    -------
Gross profit......................     41.7       38.4        51.3       81.8       82.3       83.4        79.1       81.5
                                    -------    -------     -------    -------    -------    -------     -------    -------
Operating expenses:
  Sales and marketing.............     25.1       24.3        30.7       46.4       38.3       43.6        44.9       47.0
  General and administrative......     14.2       14.1        17.6       27.5       27.9       20.5        18.8       18.1
  Research and development........      9.9       10.6        11.2       16.9       14.9       12.9        12.6       12.5
  Acquisition costs...............       --         --          --         --         --         --        43.1         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Total operating expenses..........     49.2       49.0        59.5       90.8       81.1       77.0       119.4       77.6
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from operations.....     (7.5)     (10.6)       (8.2)      (9.0)       1.2        6.4       (40.3)       3.9
Other income (expense):
  Gain on sale of hardware
    integration unit..............       --         --        10.5         --         --         --          --         --
  Interest income (expense),
    net...........................     (0.9)      (0.1)       (1.4)      (1.9)      (1.7)       0.7         7.9        6.5
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from continuing
  operations......................     (8.4)     (10.7)        0.9      (10.9)      (0.5)       7.1       (32.4)      10.4
Loss on discontinued operations...    (21.3)     (11.0)         --         --         --         --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Net income (loss).................    (29.7)     (21.7)        0.9      (10.9)      (0.5)       7.1       (32.4)      10.4
Preferred stock dividends and
  accretion.......................     (0.8)     (12.7)       (0.6)      (2.5)      (0.1)        --          --         --
                                    -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) attributable to
  common shareholders.............    (30.5)%    (34.4)%       0.3%     (13.4)%     (0.6)%      7.1%      (32.4)%     10.4%
                                    =======    =======     =======    =======    =======    =======     =======    =======

     Revenues. Revenues for product licenses and services, which are related entirely to our Web-based content management software, have increased in each of the quarters since its release, except for the quarter ended June 30, 1998. We implemented a reorganization of our sales department during the quarter ended June 30, 1998, which temporarily diverted the focus of the sales department, leading to reduced sales in the quarter. A new version of our software was launched during the quarter ended September 30, 1998, which included significant improvements in the enterprise-scalability features of our software. This launch, combined with the renewed efforts of our reorganized sales department, generated a significant increase in revenues for product licenses in the quarter ended September 30, 1998 through the quarter ended September 30, 1999. The Xpedio Content Management Suite was launched in late September 1999. Sales of Xpedio represented more than fifty-five percent of our revenues for product licenses in the quarter ended December 31, 1999 and increased our average transaction size for server licenses to approximately $100,000 during that period.

     Cost of Revenues and Gross Profit. Cost of revenues for product licenses and services, which are related entirely to our Web content management software, have increased in each of the quarters since its release, except for the quarter ended June 30, 1998. The decrease in cost of revenues from the quarter ended March 31, 1998 corresponds with the decrease in revenues experienced during the same period. Total gross profit as a percentage of total revenues has generally increased, on a quarter to quarter basis, from March 31, 1998 through December 31, 1998 as our product mix shifted away from hardware integration and support to software product licenses and services. Total gross profits as a percentage of total revenues was sharply higher in the five most recent quarters relative to the three previous quarters because revenues in the five most recent quarters related exclusively to sales of our Web-based content management products and services.

     As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our expenses in part on projections of future revenues. Most of these expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast accurately our quarterly revenues is limited due to the sales cycle of our software products, which makes it difficult to predict the quarter in which license sales will occur, and the variability of client demand for professional services. We expect our business, operating results and financial condition to be materially adversely affected if revenues do not meet projections. We expect our revenues and operating results may vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - demand for our products and services;

     - the timing of new product introductions and sales of our products and services;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, research and development or administration;

     - changes in the rapidly evolving market for Web content management solutions;

     - the mix of revenues from product licenses and services, as well as the mix of products licensed;

     - the mix of services provided and whether services are provided by our staff or third-party contractors;

     - the mix of domestic and international sales;

     - costs related to possible acquisitions of technology or businesses;

     - general economic conditions; and

     - public announcements by our competitors.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

     We plan to increase our operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results and financial condition in a given quarter may be materially adversely affected.

NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1999, we had net operating loss carryforwards of approximately $10.1 million. The net operating loss carryforwards will expire at various dates beginning in 2011, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Our ability to utilize net operating loss carryforwards on an annual basis will be limited as a result of "ownership changes" in connection with the sale of equity securities. We have provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding its realization. Our accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management considered such factors as our history of operating losses, potential future losses and the nature of our deferred tax assets. See Note 11 to the Consolidated Financial Statements included elsewhere in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations and satisfied our capital expenditure requirements primarily through revolving working capital and term loans from banking institutions, private placements and public offerings of securities and proceeds from the sales of assets related to prior lines of business. Net cash used by operating activities was $2.2 million for the nine months ended December 31, 1999, compared to net cash used in operating activities of $931,000 for the nine months ended December 31, 1998.

     To date, we have invested our capital expenditures primarily in property and equipment, consisting largely of computer hardware and software. Capital expenditures for the nine months ended December 31, 1999 and 1998 were $946,000 and $372,000, respectively. We have also entered into capital and operating leases for facilities and equipment. We expect that our capital expenditures will increase as our employee base grows. At December 31, 1999, we did not have any material commitments for capital expenditures.

     As of December 31, 1999, we had $4.0 million in cash and equivalents, $25.2 million in short-term investments and $33.9 million in working capital. Net cash provided by financing activities was $30.8 million for the nine months ended December 31, 1999 and $1.9 million for the nine months ended December 31, 1998. In June 1999, we completed a public offering of our common stock that raised approximately $23.5 million in proceeds, net of underwriting discounts and offering costs of approximately $3.0 million. In July 1999, the underwriters exercised their over-allotment option, raising additional net proceeds of approximately $3.6 million. In July 1999, we closed our revolving line-of-credit facility with Diversified Business Credit, Inc.

     We currently believe that the cash and cash equivalents on hand together with the proceeds of this offering will be sufficient to meet our working capital requirements for the foreseeable future. After that time, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. We cannot be certain that additional financing will be available on terms favorable to us, or on any terms, or that any additional financing will not be dilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     We adopted the American Institute of Certified Public Accountants' Statement of Position, or SOP, 97-2, Software Revenue Recognition, and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, as of April 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, Software Revenue Recognition. The adoption of SOP 97-2 and SOP 98-4 did not have a material effect on our consolidated financial statements.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into during fiscal years beginning after March 15, 1999. We adopted SOP 98-9 on April 1, 1999. The adoption of SOP 98-9 did not have a material effect on our consolidated financial statements.

     We adopted the American Institute of Certified Public Accountants' SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, on April 1, 1999. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The adoption of SOP 98-1 did not have a material effect on our consolidated financial statements.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. We are not required to adopt SFAS No. 133 until April 1, 2001. We believe the adoption of SFAS No. 133 will not have a material effect on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in system failures or the creation of erroneous data.

     We adopted a Year 2000 readiness program for the current versions of our products prior to December 31, 1999. Our program included Year 2000 readiness assessment and implementation of solutions to potential readiness issues. Solutions included remediation, upgrading and replacement of certain product versions, as well as validation testing, and contingency planning. We responded to customer questions about prior versions of our products on a case-by-case basis. We also tested the Year 2000 compliance of software obtained from third parties that is incorporated into our products, and sought assurances from our vendors that licensed software is Year 2000 compliant. Despite our testing, testing by current and potential clients and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Unknown errors or defects in our products could result in delayed or lost revenues, diversion of development resources, damage to our reputation or increased service and warranty costs, any of which may have a material adverse affect on our business, operating results and financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent this may affect us. To date, we have received no reports of material Year 2000 problems with our products.

     We also adopted a Year 2000 readiness program related to our internal systems. Our internal systems include both our information technology, or IT, and non-IT systems. Our readiness program included an assessment of our material internal IT and non-IT systems, including both our own software products and third-party software and hardware technology. To the extent that we were not able to test the technology provided by third-party vendors, we sought assurances from the vendors that their systems are Year 2000 compliant. Although we are not currently aware of any material operational issues or costs associated with our internal IT and non-IT systems and arrival of the Year 2000, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

     We do not currently have complete information concerning the effects of the Year 2000 on all of our customers. Our current and potential clients may incur significant expenses related to the Year 2000 issue. If our clients were not Year 2000 compliant, they may be incurring material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate funds that current or potential customers would otherwise have had for purchases of our products and services. Moreover, the information technology personnel of our customers and potential customers may be required to focus substantial efforts on addressing the Year 2000 issues of their own companies, leaving them unable to evaluate or acquire new technology such as our products. As a result, our business, operating results and financial condition may be materially adversely affected. To date, we do not believe the Year 2000 issue has had a material effect on demand for our products.

     We have funded our Year 2000 program from available cash and have not separately accounted for these costs in the past. To date, we believe direct costs for our Year 2000 program have not been material and have amounted to less than $25,000. In addition, we have incurred expenses in amounts that are not material associated with our salaried employees who have devoted some of their time to our Year 2000 program. We may incur additional costs related to the Year 2000 program for unanticipated Year 2000 problems. We may experience material problems and costs associated with Year 2000 compliance that may materially adversely affect our business, operating results and financial condition.

                                    BUSINESS

OVERVIEW

     IntraNet Solutions is a leading provider of Web content management solutions for intranets, extranets and the Internet. Our Xpedio Content Management Suite offers customers the ability to simplify and automate management of Web content from all sources. We address an organization's complex needs in publishing, updating and maintaining its Web sites by providing a comprehensive solution that eliminates administrative bottlenecks and automatically publishes content from native formats directly to the Web.

     Xpedio gives every content contributor in an organization the ability to automatically Web-publish content to Hypertext Markup Language (HTML) and Extensible Markup Language (XML) Web sites from native desktop formats. Our solution is based on open Web standards and Java server architecture and integrates with an organization's existing security model. Xpedio keeps Web content current and gives it the desired "look and feel," while maintaining the source content in both Web and native formats. By allowing content contributors to directly participate in the Web publishing process, Xpedio automates the manual content conversion and publication tasks usually required of Webmasters. This reduces errors, provides information more rapidly to users and allows Webmasters to focus on site architecture and "look and feel" enhancements.

     Our comprehensive solution, applicable across a wide variety of industries and Web applications, enables organizations to effectively utilize their content on the Web. Since our first Web-based software products were introduced in fiscal 1997, they have been adopted by over 800 customers for use on one or more of their intranet, extranet and Internet Web sites. Customer uses of our products have ranged from single workgroups to enterprise-wide deployments. Our customers include organizations such as British Aerospace Airbus, Ltd., Cargill Incorporated, Ericsson Telecom AB, GE Capital Corporation and Hewlett-Packard Company.

INDUSTRY BACKGROUND

     EXPLOSIVE GROWTH OF THE INTERNET AND WEB CONTENT MANAGEMENT

     As the rapid growth of the Internet has fundamentally changed the way that businesses communicate and transact, Web content has increased dramatically in both volume and importance. Web content, including graphics, audio and video clips, hyperlinked text and executable software, is the basis for every Web page and most e-commerce applications. International Data Corporation, or IDC, estimates that the number of Web pages will grow from 925 million in 1998 to
13.1 billion in 2003. In addition, the overall market for business-to-business software tools, which includes content management software, is projected to reach approximately $40.0 billion by 2002, according to The Delphi Group. IDC estimates that the worldwide market for content management and document technology software will expand from $1.4 billion in 2000 to $2.8 billion in 2003.

     RAPID ADOPTION OF CORPORATE INTRANETS AND EXTRANETS

     Corporations are employing intranets and extranets in order to capitalize on their investments in Web-based infrastructure by sharing computing resources and facilitating communication. Intranets typically refer to secure Web-based networks dedicated to an organization's employees, while extranets extend such networks beyond an organization's "internal walls" to include suppliers, vendors, partners, customers and other businesses. Intranets and extranets utilize common Internet protocols and Web browsers to share information and efficiently communicate among large numbers of users in the secure environment of a private network.

     Intranets provide multiple users the potential to securely and efficiently access a wealth of data and up-to-date information in a wide variety of formats, such as CAD files, engineering schematics, design specifications, audio and video clips, graphics and traditional documents. Intranet usage has evolved beyond document access and internal distribution of information to enable organizations to streamline, automate and increase the productivity of everyday business processes in a wide variety of applications. For example, at the corporate management level, the effective use of intranets enables managers to have rapid and secure access to relevant business data, leading to expeditious and well-informed decisions. Engineering and manufacturing departments are also using intranets for ISO certification, technical manual publication and quality assurance processes. Similarly, intranets allow human resource departments to make real-time changes to policies and procedures, perform full-text searches of resumes and facilitate reimbursement of employee expenses.

     Extranets expand intranet applications to enable organizations to selectively share business-critical data with suppliers, vendors, partners, customers and other businesses. Extranet applications are increasingly being used to increase sales, cut costs and improve customer service and support. Organizations are making large investments in these applications to create meaningful and attractively presented content that conveys important information to selected recipients. Extranets also provide a platform for e-commerce, allowing businesses to efficiently execute business transactions over the Internet.

     NEED FOR COMPREHENSIVE WEB CONTENT MANAGEMENT SOLUTIONS

     Many Web content management approaches target the collaborative model of multiple Web developers manually converting content into Web formats and publishing the content to large Internet Web sites. The limitations of these content management systems are strongly evident in large organizations managing multiple intranet or extranet Web sites. Many large corporations are attempting to build and manage large numbers of business-to-business and intra-business Web sites through manual conversion and publication of content with little process oversight. The lack of resources makes HTML and XML conversion impractical. The result is an inefficient environment with a lack of control over "look and feel," outdated or untimely content and limited security. Large Internet Web sites often have many different Web developers devoted to converting, publishing and updating content in HTML or XML formats. However, this collaborative approach is labor intensive and requires a great deal of oversight to ensure consistency. In addition, even large organizations can not allocate the necessary resources to avoid "Webmaster bottlenecks" caused by the continuous manual coding and recoding required to make ongoing revisions to the vast amount of information on their Web sites.

     A Web content management solution should be able to meet a wide range of needs by rapidly converting content into a Web-based format and by providing consistent "look and feel," sophisticated security, dynamic updating and native file management. It is critical that the integrity of the content on an organization's intranet, extranet or Internet Web sites is constantly maintained so that users are always utilizing the most current information. In addition, any solution must provide scalability that allows it to effectively manage the business-critical content for organizations with thousands of content contributors who are often at dispersed locations. Most existing solutions require significant human resources to address this complex range of problems. The resulting increase in administrative needs has created delays in accessing, publishing and managing Web content. Organizations are seeking a fast, efficient and comprehensive means of publishing and utilizing their content in a Web environment.

     Management of Web content goes beyond HTML and XML pages to Active Server Pages, or ASPs, PDF files, CAD files, engineering schematics, design specifications, audio and video clips, graphics and traditional documents. Many Web content management products do not provide an environment in which the creation, approval, revision and release of all of these Web assets is fully automated in one comprehensive content management system. The lack of a single authority prevents implementation of sophisticated searching capabilities that use meta data, or profiling information, to locate content by simultaneously searching multiple Web sites. Sophisticated security is also problematic without a comprehensive system controlling access to all of an organization's Web content across intranets, extranets and the Internet.

     Web content management solutions must provide a cost-effective and rapid means of disseminating information to the Web for global organizations. An effective Web content management solution must quickly publish accurate information to the Web in the appropriate format and then dynamically update and manage that information. The need for organizations to effectively leverage intranets, extranets and the Internet presents a significant opportunity for a cost-effective and comprehensive solution that enables organizations to easily manage Web content.

OUR SOLUTION

     Our solution to an organization's need for a cost-effective and comprehensive means for managing Web content on intranets, extranets and the Internet is the Xpedio Content Management Suite. Xpedio is a comprehensive solution that allows customers to simplify and automate the Web management of content from all sources. Xpedio enables automatic HTML and XML Web publication by multiple content creators from native formats to a Web site with a consistent "look and feel." Our solution is rapidly deployed, easily maintained and may be configured to fit an organization's specific requirements.

     Our solution has the following key benefits:

     Comprehensive Solution. Xpedio provides a comprehensive solution to Web content management needs. Our Web-based architecture utilizes the customer's existing Internet infrastructure and provides a full range of content management services without requiring customization. Our template-based Web publishing technology allows customers to automatically publish well-designed and consistent Web pages from diverse source objects. This technology also allows customers to apply different templates to source content in order to publish all or appropriate portions of it simultaneously to separate intranet, extranet and Internet pages, each personalized for a specific audience. Xpedio has enterprise-level security that integrates with the customer's existing security framework in most cases. Attachment of meta data and security information, authentication and replication of data, as well as updating and version control, all have the capacity to occur automatically without the need to reconfigure documents, thereby dramatically reducing administration by eliminating a number of content handlers.

     Scalable and Dynamic. Xpedio is a multi-tiered Web application consisting of several independently scalable components: Xpedio Content Server, Xpedio Content Publisher and the Web server that hosts the site. These components can be scaled to meet the application requirements. As the volume of managed content increases, it can be distributed across multiple Xpedio Content Servers. As the number of Web sites being published increases, Xpedio Content Publishers can be scaled to fit the organization's publication needs. Finally, as the amount and frequency of information accessed by users increases, the Web servers can be scaled appropriately. Performance is also enhanced by Xpedio's dynamic management functions, including the ability to selectively retrieve, archive and replicate content on an intranet, extranet or Internet site while performing mass revisions of meta data. This allows users to quickly complete complex reorganizations or consolidations of content. Xpedio provides dynamic performance while minimizing costs and administration.

     Easy to Install and Use. Our Xpedio solution has many features that make it easy to install and use. Xpedio is an out-of-the box solution that can be quickly deployed, often in a matter of days. Xpedio is a server-based product that requires no client software other than a Web browser. Many customers can implement Xpedio without any third-party consulting assistance. In addition, our component level architecture and template-based publishing allow customers to rapidly create a unique "look and feel" to Web sites. Once installed, Xpedio delivers Web content access, publication and management to individual users through a standard Web browser. This allows Xpedio to be utilized by all types of users in organizations across diverse industries. Our automated solution enables users to perform system administration, minimizing the involvement of information systems departments.

     Integrates with Existing Environment. Based on open Web standards, Xpedio utilizes the existing Web infrastructure of a corporation, from Web servers, databases and file servers to browsers. Our solution automates the publishing of standard desktop applications, as well as CAD files, graphics and audio and video clips. Xpedio's template-based conversion and publishing ability also allows for easy creation of a consistent "look and feel" for Web content, in HTML or XML. This is all accomplished in a secure environment that interacts with the organization's existing security framework.

STRATEGY

     Our objective is to enhance our position as a leading provider of enterprise-scalable Web content management solutions. Key strategies to achieving this objective include:

     Expand Product Leadership. We will continue to focus on providing our market-leading solution for Web content management across intranets, extranets and the Internet. We believe that business managers prefer our solution because it automates the management of Web content and enables direct content contribution from the desktop. We also believe these individuals prefer our solution because it is easier to deploy, more cost-effective, contains sophisticated security features and utilizes an open Web-based architecture. Xpedio can be used by organizations of nearly any size due to its scalability and can be adopted to a wide range of content management needs because of its modular design. These range from a complete content management solution to supplying other applications and Web sites with managed content or Web publishing capability. We will continue to develop both new features for our existing products and new products to enable our customers to further leverage their intranets and extranets, as well as the Internet.

     Aggressively Penetrate Domestic and International Markets. We plan to aggressively penetrate domestic and international markets for Web content management solutions through the following avenues:

     - Expand Direct Sales Channels. We will continue to expand our direct sales force and sales support network to increase the rate of customer adoption of our products in both the United States and internationally. We intend to build world-class direct sales channels by adding high-quality direct sales personnel and devoting increased resources to telemarketing and pre-sales support services.

     - Expand Indirect Sales Channels. To increase the distribution and visibility of our products, we will continue to expand our indirect channels through strategic alliances with resellers, OEMs, key systems integrators and other channel partners in both domestic and international markets. We believe that a multi-channel sales effort will broaden customer awareness of our products and will allow us to more rapidly reach a greater number of customers.

     - Increase Penetration of Existing Customers. We intend to expand sales to existing customers by increasing the direct sales and marketing efforts targeted at these organizations. The cost-effectiveness of Xpedio allows us to gain entry into an organization at the workgroup level while the scalability of our solution and the ease with which it can be deployed allows existing customers to quickly and efficiently increase the breadth of their Xpedio use.

     Continue to Build Brand Awareness. We will continue to promote our brands as synonymous with comprehensive, cost-effective solutions for Web content management. In order to accelerate the acceptance and penetration of our brand, we will continue our active public relations program, participate in trade shows and conferences and advertise our products through traditional and on-line media channels and our Web site. These efforts will focus on leveraging our reputation with existing customers and product leadership to drive brand awareness in the Web content management market.

     Continue to Invest in Technology. We believe that the technical features of Xpedio, including its open Web-based architecture, its enterprise-scalability and the modularity of its feature sets, distinguish our products in the market. We believe that our customers purchase our products based on their performance characteristics and ability to rapidly solve problems encountered in the management of Web sites. We feel that this reputation for performance will facilitate the acceptance of enhancements and additional products into our markets. In order to maintain our technological leadership, we will continue to invest in research and development. We intend to focus our research and development efforts on both enhancements to our existing solution and the development of new products as the demands of our market evolve.

     Expand Services Offerings. We have established successful relationships with our customers by serving as a consultant in the development of their content management systems and applications. We are expanding our services capabilities in order to extend our range of services and more completely address areas such as business strategy, project management and application development. We believe that providing high-quality services will strengthen our customer relationships and enhance our product development efforts.

PRODUCTS

     XPEDIO CONTENT MANAGEMENT SUITE

     The Xpedio Content Management Suite provides a cost-effective, powerful and comprehensive Web content management solution for developing and managing intranet, extranet and Internet Web sites. Xpedio integrates Web publishing with source content management to effectively control the entire content management lifecycle. This system is based upon open Web standards and utilizes an organization's existing Internet infrastructure. Xpedio is quickly deployed and provides sophisticated security mechanisms that integrate with mechanisms already in place within our customers' organizations.

     Xpedio automates the development, publishing and maintenance of intranet, extranet and Internet Web sites. Xpedio automatically converts source content into Web-based formats, which are then dynamically published to a secure Web site on an intranet, extranet or the Internet. Xpedio's automatic process converts content from its native format into either HTML, XML or PDF. When users revise or add content to Xpedio, our system dynamically updates and manages the Web site while maintaining the native file. Xpedio also provides sophisticated security mechanisms that integrate with frameworks such as Windows NT domains and Lightweight Directory Access Protocol, or LDAP, directories by mapping to these security systems. This enables systems administrators to secure content and control access while using an enterprise-level security standard. Security can be assigned to workgroups, users, collections of content or individual Web pages. Users maintain a single log on and password to access content no matter how many levels of security are added within their workgroup or across their enterprise.

     The architecture of Xpedio enables easy installation and simplifies administrative functions. Through a Web browser, systems administrators can create Xpedio users and groups, set security options, create folders and configure publishing parameters. The automatic nature of many Xpedio publishing and management functions eliminates manual steps in these processes and minimizes the number of content handlers. This increases efficiency and accuracy and makes Xpedio a dynamic tool that provides the most current business-critical information to an organization's Web sites.

     The Xpedio Content Management Suite is comprised of Xpedio Content Server, Xpedio Content Publisher and Xpedio Web Asset Manager.

     Xpedio Content Server. Xpedio Content Server provides Xpedio's source content repository and manages native files. Content Server enables content revisions, release and expiration of specific content and the workflow surrounding approval of source content. Individuals are able to contribute content directly from desktop applications for Web publishing and management. Content Server allows creators to convert content into either HTML or PDF format. With its integrated search capability, individual users can search for content within the Content Server using full-text or meta data searches, and access either the native or Web version. Content Server Web-enables each piece of content by providing a unique URL, or Web address, and file system location, and provides a Web interface and an HTML interface to the content in the repository.

     Xpedio Content Publisher. Xpedio Content Publisher allows organizations to further leverage the capabilities of Xpedio Content Server with dynamic Web publishing ability. With Content Publisher, users can design and automatically publish an HTML or XML Web site utilizing any Web standards. Content Publisher's template-based technology allows automatic Web publication of content from numerous native formats to HTML or XML, with a consistent treatment of layout, navigation, behavior, colors and scripts. In addition, application of multiple templates to a single piece of content allows the same Web content to be personalized for several audiences. Content Publisher automatically creates reference information, such as tables of contents, lists of figures and key word indexes. These reference tools, as well as all hyperlinks, are automatically updated when source content undergoes revisions.

     Xpedio Web Asset Manager. Xpedio Web Asset Manager is a new product that manages the Web assets of an organization and makes them available for use on any Web site. Web assets include HTML pages, as well as images, PDF files, scripts, video and audio clips, ASPs, and other forms of content. Lack of a managed environment may result in difficulty in locating assets, improper use, redundancy or use of expired or incorrect versions. Web Asset Manager is the single authority that manages the contribution, approval, revision, archiving, release and expiration of Web assets. All of these functions are performed while making Web assets easy to locate for multiple users through meta-data driven searches. Web Asset Manager can also version and archive entire Web sites which can then be automatically recreated for future purposes.

     INTRA.DOC! MANAGEMENT SYSTEM

     Our Intra.doc! product line is a cost-effective suite of Web-based software products for organizations requiring sophisticated content management without the robust publishing capabilities of Xpedio. Intra.doc! is a modular solution that can be configured for a project, workgroup or the entire enterprise. It features the same scalability, ease of installation and use and flexible architecture as Xpedio and additional Intra.doc! modules can easily be added as an organization's needs evolve. These modules enhance such functions as e-commerce sales of data and content, user profiling, archiving and replication or conversion of paper-based legacy data into Web content. Intra.doc! provided much of the underlying technology for the Xpedio Content Management Suite.

SERVICES

     Our services organization provides solution-focused services that enable our customers to realize the potential of our products in an open network computing environment. We act as a business partner to our customers by providing a broad spectrum of services, including needs assessment, software integration, security analysis, application development and training. These services are offered for fees, the amount of which depends on the nature and scope of the project. We are currently focusing on expanding our consulting services to increase our breadth of experience and geographic coverage.

TECHNOLOGY

     We believe our advanced technology provides our customers with a comprehensive solution for managing Web content across intranets, extranets and the Internet in less time, at lower cost and with better results than existing alternatives.

     PRODUCT ARCHITECTURE

     We believe that we have developed a unique and comprehensive architecture for meeting the technical demands of applications designed for Web content management through intranets, extranets and the Internet. By emphasizing open Web standards, our products provide an efficient architecture for organizations to build and deploy Web-publishing applications quickly and cost-effectively. We believe this architecture also provides a strong foundation on which we can deliver future products.

     Web-based Solution. Our products are designed to seamlessly and efficiently interface with Web browsers, eliminating the need to install additional client software. Xpedio is a server-based system written in Java, enabling it to function in both the Windows NT and UNIX environments. On the front end, our products utilize interfaces that are compatible with the leading Web browsers. Once the browser has been launched, users can automatically Web publish content, search for content utilizing Verity's search engine or navigate to a Web page and view authorized content via a standard browser, a plug-in or another viewing application. In addition, each piece of content is automatically fully indexed allowing for full-text searching through the Web browser. Xpedio also allows contributors to dynamically update both the Web content and the native file simultaneously. As Web architecture continues to evolve, our architecture strategy is to continue to develop our products as Web content management solutions that integrate seamlessly with an organization's existing intranet, extranet and Internet infrastructure.

     Content Conversion for Web-publishing. Content may be published to the Web through the Xpedio Content Publisher or directly from the Xpedio Content Server. When content is published through the Xpedio Content Publisher, user-established project definition files determine where the content is published and how it will look. The content is slotted into the appropriate pre-approved template, converted to HTML or XML from its native format and published to the Web. When content is published directly from the Xpedio Content Server, content is stored in its native language, meta data is attached and the content is automatically converted to a Web-based version without the formatting features available through Xpedio Content Publisher. Because there is no application server, content can be delivered very quickly, which eliminates consumer frustration with long wait times.

     Content Storage and Management. Xpedio stores data and content, including text and graphics, in its native format in a repository and enables access and management control features for this information. Utilizing a server-based architecture, Xpedio can access and manage vast amounts of content across a large number of intranet, extranet and Internet users in a geographically dispersed environment. Depending upon the needs of the organization, this storage can take place on a single server or across a large number of servers, affording efficient scalability. As a content manager, Xpedio enables standard library services such as check-in, check-out, version control and content history. This allows users to rapidly and securely access content while providing management functions.

     Xpedio is a multi-tiered, server-based system that is written in Java. The server layer contains all system processing logic and handles functions such as content conversion and connection to the relational database. This relational database is used to store all content profile information in the content repository. Published content is stored directly on the Web server and all file transfers are via hypertext transfer protocol, or HTTP. File access does not have to be processed with a common gateway interface, or CGI, script, thereby reducing retrieval time. A security plug-in is used on the server to reduce security complexity and speed processing. The ability to use standard HTTP provides a number of significant advantages such as the transfer of content through firewalls while using standard compression, encryption and certificate servers. HTTP allows organizations to keep their firewall configurations simple and secure.

     The following diagram provides an overview of Xpedio's system architecture.

                         GRAPHIC DEPICTING ARCHITECTURE

     The architecture of our products embodies the following concepts that make them enterprise-scalable solutions that are easily deployable and can be utilized by a wide range of customers:

     - Ease of use and administration. Our products feature quick installation, often in a matter of days, ease-of-use for individual users and simple maintenance procedures for administrators. Xpedio's features automate many tasks that are usually performed manually.

     - Ease of integration. From inception, our products have been built on open Web standards enabling seamless integration into existing corporate environments. Our component architecture allows customers the ability to integrate immediately with other system components. For example, our compatibility with Windows NT domains and LDAP security frameworks allows our customers to efficiently integrate NT or LDAP central security with Xpedio to control and secure access to the content repository without duplicating their efforts.

     - Scalability. Our customers' business-critical information needs continue to expand and evolve. Our understanding of the scaling of a customer's future Web content management needs as volume and bandwidth increase across an enterprise ensures that our customers' information investments are protected and that they can continue to grow with our products.

     - Flexibility. With our open Web standards, multi-platform Java-based solution, we offer customers the flexibility to address both current Web content management problems and future needs utilizing their existing Internet infrastructure.

     We believe Xpedio is a comprehensive solution for organizations that require rapid Web publishing and sophisticated management of their Web content across intranets, extranets and the Internet. We believe that by fostering the creation and adoption of automated Web content management, we will be able to maintain and extend our technology leadership.

     RESEARCH AND DEVELOPMENT

     We have made substantial investments in research and development through both internal development and technology acquisitions. The majority of our recent research and development activity has been focused on developing our Xpedio Content Management Suite. We expect to develop most of our technology enhancements internally while continuing to evaluate externally developed technologies for integration into our Xpedio product line.

     In order to continue to provide product leadership in the Web content management market, we intend to make major product releases each year. The success of new introductions is dependent on several factors, including timely completion and market introduction, differentiation of new products and enhancements from those of our competitors and market acceptance of new products and enhancements.

     Our research and development expenditures for fiscal 1997, 1998 and 1999, were approximately $1.9 million, $2.2 million and $2.2 million. For the first nine months of fiscal 2000, our research and development expenditures were approximately $1.9 million. We expect that we will continue to commit significant resources to research and development in the future. All research and development costs have been expensed as incurred.

     The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing new products and enhancements that respond to competitive and technological developments and changing customer needs.

CUSTOMERS

     Our customer base has grown to over 800 customers representing a diverse group of industries. Our customers range from small manufacturing firms to Fortune 500 companies. Selected customers using Xpedio and Intra.doc! include:

AEROSPACE AND AIRLINE
AlliedSignal
Britannia Airways
British Aerospace Airbus
The Sabre Group

BANKING AND FINANCE
Cargill
Dean Witter Reynolds
Fidelity
GE Capital
GE Investments
ING Barings
KPMG
U.S. Bancorp Piper Jaffray

CONSUMER
Carlson Companies
Land O'Lakes
OfficeMax
Revlon
Target

GAS AND UTILITIES
Natural Gas Company of
  Trinidad & Tobago
Sierra Pacific Power
Wisconsin Electric Power

 GOVERNMENT AND EDUCATION
 County of San Mateo, CA
 Lawrence Livermore National Labs
 Minnesota Department of
   Transportation
 Swiss Highway Authority
 University of California
 University of Minnesota

 HEALTH CARE
 Allina Health System
 Guidant
 Tufts Health Care
 United Health Group
 Wellmark Blue Cross Blue
   Shield of Iowa

 MANUFACTURING
 Eaton
 Ecolab
 Fisher Controls
 General Motors
 Honeywell
 Maytag
 Toro
 Toyota USA
 TRW
 Zilog

         TECHNOLOGY
         Agilent
         Data General
         Ericsson
         Fujitsu
         GTE Internetworking
         Hewlett-Packard
         IBM
         Lucent Technologies
         Rockwell Collins
         Siemens Microelectronics
         Sony
         SPS Commerce
         Synopsys
         Xerox

SALES AND MARKETING

     We market and sell our products using a combination of direct and indirect distribution channels. Our primary distribution channel is our direct sales force, which targets mid- and large-size organizations. Our sales approach typically includes a technical systems evaluation performed by our pre-sales personnel, followed by demonstrations of our products' capabilities and direct negotiations with our sales staff. In addition, we have an internal telemarketing operation that is responsible for customer prospecting, lead generation and follow-up. These activities identify and develop leads for further sales efforts by our direct sales force. As of December 31, 1999, we had a worldwide total of 43 direct sales, sales support and marketing personnel. Our goal is to increase both the number and geographic scope of our direct sales force.

     We also use indirect sales channels to increase the distribution and visibility of our products through strategic alliances with resellers, OEMs, key systems integrators and other channel partners in both domestic and international markets. None of our distribution partners have exclusive distribution rights.

     We use a variety of marketing programs to build market awareness of our brand name and our products, as well as to attract potential customers to our products. A broad mix of programs is used to accomplish these goals, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements, Web site marketing and joint marketing programs. Our marketing organization produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations. Our joint marketing and distribution partners include Adobe Systems, Inc. and Verity, Inc. In addition, our Xpedio and Intra.doc! products incorporate Adobe and Verity technology. Verity also sells our products using its own direct sales force pursuant to a non-exclusive reseller agreement.

COMPETITION

     The market for Web content management solutions is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our primary source of competition is from Web content management products targeted at large Internet Web sites, including those offered by companies such as Documentum, Inc., Interwoven, Inc. and Vignette Corporation. These products are oriented towards large business-to-consumer Web sites with many collaborating Web developers.

     Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and access to larger customer bases than we have. Such competitors may be able to undertake more extensive promotional activities and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Competition in our market could materially and adversely affect our ability to obtain revenues from software license fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software. In either case, we cannot be sure that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, operating results and financial condition.

PROPRIETARY RIGHTS

     We rely on a combination of copyright, trade secret, trademark, confidentiality procedures and contractual provisions to protect our proprietary rights. United States and international copyright laws provide limited protections for our software, documentation and other written materials. We license our products in object code format for limited use by customers. We treat the source code for our products as a trade secret and we require all employees and third-parties who need access to the source code to sign non-disclosure agreements. We have registered the trademarks IntraNet Solutions and Intra.doc!, in the United States and Canada and have applied for trademark registration in the United States for the Xpedio mark.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. Our efforts to protect our proprietary rights may not be adequate or our competitors may independently develop similar technology. Our failure to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

     We have not received notice of any claims of infringement, except with respect to our Xpedio mark as described below. We cannot be sure that third parties will not make additional claims of infringement with respect to our current or future products. We expect that developers of Web content management products will increasingly be subject to infringement claims as the number of products and competitors in our market grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, operating results and financial condition.

     We have been notified by a third party that it believes our Xpedio mark infringes its trademark. Due to the early stage of this dispute, we are unable to assess the likelihood that an infringement claim would be successful and we have not determined how we will respond to this notification. If we are unable to defend our Xpedio mark we may be required to cease the use of this mark and to develop and adopt a new mark.

EMPLOYEES

     As of December 31, 1999, we had 108 employees. Our future success will depend in part on our ability to attract, retain, integrate and motivate highly qualified sales, technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our services, product development, sales and marketing departments. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

     The following table sets forth certain information with respect to each of the executive officers, directors and other key personnel of IntraNet Solutions, as of the date of this prospectus.

                NAME                     AGE                          POSITION
                ----                     ---                          --------
Robert F. Olson......................    43     President, Chief Executive Officer and Chairman of
                                                the Board
Vernon J. Hanzlik....................    41     Vice President, Sales
Gregg A. Waldon......................    39     Chief Financial Officer, Treasurer, Secretary and
                                                Director
Katherine W. Bloomfield..............    46     Vice President, Consulting Services
W. James Culbertson..................    42     Vice President, Research and Development, Bellevue
Thomas E. Freeman....................    45     Vice President, World Wide Alternate Channels
Patricia H. Fukasawa.................    43     Vice President, Training and Administration
Frank A. Radichel....................    49     Vice President, Research and Development
Daniel P. Ryan.......................    40     Vice President, Marketing and Business Development
Ronald E. Eibensteiner*..............    49     Director
Kenneth H. Holec*....................    45     Director
Steven C. Waldron*...................    52     Director

-------------------------

* Member of Audit Committee and Compensation Committee

     ROBERT F. OLSON founded our business and has served as President, Chief Executive Officer and Chairman of the Board of IntraNet Solutions and its predecessor company since 1990. From 1987 to 1990, he served as the General Manager of the Greatway Communications Division of Anderberg-Lund Printing Company, an electronic publishing sales and service organization. Prior to that time, Mr. Olson held management and marketing positions in several electronic publishing service organizations.

     VERNON J. HANZLIK has served as our Vice President, Sales since October 1999. He has been employed by IntraNet Solutions and its predecessor company since 1991, serving as Vice President, Strategic Development from April 1999 to October 1999 and as Vice President, Product Marketing from June 1996 to April 1999. Prior to that time, Mr. Hanzlik held marketing and application consulting positions with Lee Data Corporation, a computer hardware manufacturer.

     GREGG A. WALDON has served as our Chief Financial Officer, Treasurer and Secretary, and as a director, since April 1999. From 1992 to April 1999, he held various financial management positions with GalaGen Inc., a publicly traded nutritional ingredients company, where he served as Chief Financial Officer since November 1994. Prior to that time, Mr. Waldon was employed by PricewaterhouseCoopers LLP.

     KATHERINE W. BLOOMFIELD has served as our Vice President, Consulting Services since October 1998. From June 1997 to October 1998, she was a consultant with PricewaterhouseCoopers LLP specializing in data warehousing and the Internet. From August 1994 to June 1997, Ms. Bloomfield was a director of professional services for Apertus Technologies Incorporated, a developer of systems integration software. From 1992 to July 1994, she was a Project Leader for Siemens AG, a multinational electronics company.

     W. JAMES CULBERTSON has served as our Vice President, Research and Development, Bellevue since January 2000. From 1988 to January 2000, he served as President of InfoAccess, Inc., a Web publishing software company that we acquired in September 1999. Prior to 1988, he held marketing management positions at Intel Corporation, a computer chip manufacturer and Microrim, Inc., a software development company.

     THOMAS E. FREEMAN has served as Vice President of World Wide Alternate Channels since our acquisition of InfoAccess in September 1999. From September 1997 to September 1999, he served as Vice President of Sales and Marketing for InfoAccess. Prior to that time, Mr. Freeman served as Vice President of Western Operations for PC DOCS Group International Inc., a document management software company.

     PATRICIA H. FUKASAWA has served as our Vice President, Training and Administration since July 1996. She has been employed by IntraNet Solutions and its predecessor company since 1990 in various marketing positions. Prior to that time, Ms. Fukasawa held various technical support positions with Honeywell Inc., a multinational technology products company, and Control Data Corporation, a computer hardware manufacturer.

     FRANK A. RADICHEL has served as our Vice President, Research and Development since March 1995. From 1990 to March 1995, he served as CALS Project Leader and Technical Architect for Alliant TechSystems Inc., a manufacturer of aerospace and defense technologies. Prior to that time, Mr. Radichel held various positions in the Test Equipment Design Department of Honeywell Inc.

     DANIEL P. RYAN has served as our Vice President, Marketing and Business Development since April 1999. From September 1997 to April 1999, he served as Vice President of Marketing for Foglight Software, Inc., a developer of enterprise performance management solutions, which was acquired by Quest Software, Inc. From March 1995 to September 1997, Mr. Ryan served as Director of Marketing for Compact Devices Inc., a developer of Internet application software. Prior to that time, Mr. Ryan was employed by Sync Research Inc., a developer of wide-area network access solutions, as its Director of Corporate Marketing.

     RONALD E. EIBENSTEINER has served as a director of IntraNet Solutions since March 1996. He has been President of Wyncrest Capital, Inc., a venture capital firm that he founded, since 1990. Mr. Eibensteiner is a director of OneLink Communications, Inc., a company that specializes in transforming raw telecommunications data into visual business intelligence.

     KENNETH H. HOLEC has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of ShowCase Corporation, a supplier of data warehousing systems, since November 1993. From 1985 to 1993, Mr. Holec served as President and Chief Executive Officer of Lawson Associates, Inc., a developer of financial and human resource management software products.

     STEVEN C. WALDRON has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of SPS Commerce, Inc., a provider of e-commerce software and transaction processing services, since November 1997. From 1992 to March 1995, he was President of Innovex, Inc., a diversified technology company. Prior to that time, Mr. Waldron served as President and Chief Executive Officer of Norstan, Inc., a supplier of telecommunications hardware and software, which he co-founded.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table presents information regarding beneficial ownership of our common stock as of December 31, 1999, held by each person known by us to be the beneficial owner of more than 5% of our common stock, each executive officer, each director, each selling shareholder and all executive officers and directors as a group. The table also presents the same information as adjusted to reflect the sale of shares offered hereby. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 1999. Shares issuable pursuant to stock options are considered outstanding for computing the percentage of the person holding the options but are not considered outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes the 2,255,000 shares of common stock being offered for sale by us in this offering and the exercise of options to purchase 140,000 shares of common stock and the sale of those shares in this offering by selling shareholders. The percentage of beneficial ownership for the following table is based on 17,449,698 shares of common stock outstanding as of December 31, 1999 and 19,844,698 shares of common stock outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.


                                                  SHARES                             SHARES
                                            BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                                          PRIOR TO THE OFFERING    SHARES      AFTER THE OFFERING
                                          ----------------------    BEING    ----------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER     PERCENTAGE   OFFERED    NUMBER     PERCENTAGE
  ------------------------------------    ---------   ----------   -------   ---------   ----------
Robert F. Olson(1)......................  3,150,764      18.0%     400,000   2,750,764      13.8%
Vernon J. Hanzlik(2)....................    217,791       1.2      100,000     117,791         *
Gregg A. Waldon.........................         --        --           --          --        --
Daniel P. Ryan(2).......................     40,000         *       40,000          --        --
Ronald E. Eibensteiner(3)...............    514,660       2.9           --     514,660       2.6
Kenneth H. Holec(4).....................     20,000         *           --      20,000         *
Steven C. Waldron(2)....................     20,000         *           --      20,000         *
Culbertson Family Trust dated February
  2, 1996, as amended...................    156,150         *       35,000     121,150         *
W. James Culbertson(5)..................    903,223       5.1      400,000     503,223       2.5
Richard M. Dillhoff(6)..................    903,224       5.1      700,000     203,224       1.0
Thomas E. Freeman(7)....................     85,882         *       70,000      15,882         *
All directors and executive officers as
  a group (6 persons)(8)................  3,923,215      22.1      500,000   3,423,215      17.0


-------------------------
* Less than 1% of currently outstanding common stock.

(1) Includes 35,714 shares owned by Mr. Olson's spouse and 50,000 shares issuable upon exercise of a warrant held by Mr. Olson's spouse. Mr. Olson disclaimed beneficial ownership of the shares owned by, or issuable upon exercise of the warrant held by, his spouse. The address for this shareholder is c/o: IntraNet Solutions, Inc., 8091 Wallace Road, Eden Prairie, Minnesota 55344.

(2) Represents shares issuable upon exercise of options.

(3) Includes 423,660 shares owned by an investment fund owned and managed by Mr. Eibensteiner and 30,000 shares issuable upon exercise of options and warrants owned by Mr. Eibensteiner.

(4) Includes 10,000 shares issuable upon the exercise of options owned by Mr. Holec.

(5) Includes 122,470 shares issuable upon exercise of options owned by Mr. Culbertson. The address for this shareholder is: c/o InfoAccess, Inc., 15821 Northeast Eighth Street # 200, Bellevue, Washington 98008.

(6) Includes 122,471 shares issuable upon exercise of options owned by Mr. Dillhoff. The address for this shareholder is: c/o InfoAccess, Inc., 15821 Northeast Eighth Street # 200, Bellevue, Washington 98008. Mr. Dillhoff was an executive officer of InfoAccess prior to our acquisition of that company.


(7) Includes 7,807 shares issuable upon exercise of options owned by Mr.
    Freeman.


(8) Includes the shares issuable upon exercise of the options and warrants described in the footnotes above held by Messrs. Olson, Hanzlik, Eibensteiner, Holec and Waldron.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, and after giving effect to the issuance of 140,000 shares included in the offering to selling shareholders upon the exercise of outstanding options, 19,844,698 shares of common stock will be outstanding. Of this amount, approximately 14,610,000 shares will be freely tradable on the public market without restriction or further registration under the Securities Act of 1933, by persons who are not deemed to be our affiliates or acting as underwriters as those terms are defined in the Securities Act of 1933. The approximately 3,431,000 remaining shares of common stock are subject to the resale limitations of Rule 144 of the Securities Act of 1933. Sales of these securities must be registered under the Securities Act of 1933 or made in accordance with an exemption from registration, such as Rule 144.

     Rule 144 provides that if at least one year has elapsed since shares of common stock that constitute "restricted securities" were last acquired from us or our affiliates, the holder is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding or the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the SEC. Sales under Rule 144 are subject to certain manner of sale restrictions, notice requirements and availability of current public information concerning us. Rule 144 also applies the previously described limitations to unregistered sales of our common stock by our affiliates. A person who is not our affiliate during the three months preceding the sale, generally may sell shares without regard to the volume limitations, manner of sale provision, notice requirements or the availability of public information concerning us, provided that at least two years have elapsed since the shares were last acquired from us or our affiliates.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, Dain Rauscher Incorporated, U.S. Bancorp Piper Jaffray Inc., SoundView Technology Group, Inc. and Craig-Hallum Capital Group, Inc. have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling shareholders the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased, subject to the conditions stated in the underwriting agreement.

                    NAME OF UNDERWRITER                         NUMBER OF SHARES
                    -------------------                         ----------------
Dain Rauscher Incorporated..................................
U.S. Bancorp Piper Jaffray Inc..............................
SoundView Technology Group, Inc.............................
Craig-Hallum Capital Group, Inc.............................
                                                                   ---------
     Total..................................................       4,000,000
                                                                   =========

     The representatives have advised us and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us and the selling shareholders as set forth on the cover page of this prospectus.

     The underwriting agreement contains covenants of indemnity among the underwriters, us, and the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     We have granted to the underwriters an option to purchase up to 600,000 additional shares of common stock. The option may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 4,000,000 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must purchase approximately the same percentage of additional shares from us that they purchased in the primary offering. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 4,000,000 shares are being sold.

     The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on this cover page of the prospectus less the following underwriting discounts and commissions, to be paid by us and the selling shareholders.

                                                                    TOTAL WITHOUT       TOTAL WITH
                                                       PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                       ---------    --------------    --------------
By IntraNet Solutions..............................      $            $                 $
By the selling shareholders........................      $            $                 $

     In September 1999, we engaged Dain Rauscher Incorporated for a minimum period of twelve months to act as our exclusive financial advisor and to furnish financial advisory and investment banking services to us with respect to possible mergers, acquisitions or similar business combinations. Pursuant to the engagement letter, we paid Dain Rauscher Incorporated customary fees for financial advisory services rendered in connection with our acquisition of InfoAccess, Inc.

     Our officers and directors and the selling shareholders have agreed not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of our common stock or other securities of ours that they own or acquire, other than shares of common stock sold in this offering, acquired in open market transactions or transferred by gift or will to immediate family members, for a period of 90 days after the date of this prospectus without the prior written consent of Dain Rauscher Incorporated. This 90-day period is known as the lock-up period. The representatives may, without notice and in their sole discretion, allow any officer or director to dispose of common stock or other securities prior to the expiration of the lock-up period. There are however, currently no agreements between the underwriters and any of our officers or directors allowing such sales.

     In addition, we have agreed that we will not issue, sell, offer to sell, or otherwise dispose of any shares of our common stock or other securities issued by us during the lock-up period without the prior consent of Dain Rauscher Incorporated. This agreement does not include shares of common stock or other securities issued pursuant to business acquisitions, offerings exempt from the registration requirements of the Securities Act of 1933, employee stock option plans, employee stock purchase plans, or common stock or other securities outstanding on the date of this prospectus. However, we have agreed that employee stock options issued during the lock-up period to our officers and directors may not be exercised prior to the expiration of the lock-up period. Any shares of common stock issued to our officers and directors during the lock-up period pursuant to the exercise of stock options shall bear a restrictive legend restricting the transfer of such shares during the lock-up period.

     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. Other than the prospectus in electronic format, the information on Wit Capital Corporation's Web site and any information contained on any other Web site maintained by Wit Capital Corporation is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

     The underwriters have advised us that, in connection with this offering, certain persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be affected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     As permitted by Rule 103 under the Securities Exchange Act of 1934, certain underwriters and selling group members, if any, that are market makers ("passive market makers") in the common stock may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides that: (1) a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending with the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part; (2) a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers; and (3) bids made by passive market makers must be identified as such.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. We have omitted certain items in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, please reference the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which the prospectus makes reference are not necessarily complete. In each instance, we advise you to refer to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by this reference. Copies of the registration statement, and its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at the above addresses. The registration statement can also be accessed through the SEC's Web site.

                           INCORPORATION BY REFERENCE

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

     - Annual Report on Form 10-K for the year ended March 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our 1999 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1999 Annual Meeting of Shareholders);

     - Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999;

     - Current Report on Form 8-K dated September 16, 1999;

     - Current Report on Form 8-K, as amended, dated September 29, 1999; and

     - the description of our common stock contained in the registration statement on Form 8-A filed on January 28, 1992 and any amendment or reports filed to update that description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

     Mr. Gregg A. Waldon
     Chief Financial Officer, Treasurer and Secretary
     IntraNet Solutions, Inc.
     8091 Wallace Road
     Eden Prairie, Minnesota 55344
     (612) 903-2000

     You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL MATTERS

     The legality of the issuance of the shares offered hereby will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Members of Faegre & Benson LLP own 2,000 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

     Our consolidated financial statements as of March 31, 1999 and March 31, 1998 and for the years then ended included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereon, and are included herein in reliance upon the authority of said firm as experts in giving said report. Our consolidated financial statements for the year ended March 31, 1997 were audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            INTRANET SOLUTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants -- Grant
  Thornton LLP..............................................    F-2
Report of Independent Accountants -- Ernst & Young LLP......    F-3
Report of Independent Certified Public
  Accountants -- InfoAccess -- Grant Thornton LLP...........    F-4
Consolidated Balance Sheets as of March 31, 1998 and 1999
  and December 31, 1999.....................................    F-5
Consolidated Statements of Operations for the years ended
  March 31, 1997, 1998 and 1999 and for the nine months
  ended December 31, 1998 and 1999..........................    F-6
Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended March 31, 1997, 1998 and 1999 and for
  the nine months ended December 31, 1999...................    F-7
Consolidated Statements of Cash Flows for the years ended
  March 31, 1997, 1998 and 1999 and for the nine months
  ended December 31, 1998 and 1999..........................    F-8
Notes to Consolidated Financial Statements..................    F-10

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
IntraNet Solutions, Inc.

     We have audited the accompanying consolidated balance sheets of IntraNet Solutions, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IntraNet Solutions, Inc. and subsidiaries as of March 31, 1999 and 1998 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated balance sheets of IntraNet Solutions, Inc. and subsidiaries as of March 31, 1999 and 1998 and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended March 31, 1999, prior to their restatement for a pooling of interests transaction which occurred in September 1999. The contribution of IntraNet Solutions, Inc. and subsidiaries to total assets, revenues, and net loss represented 86 percent, 83 percent and 63 percent of the respective related totals as of March 31, 1999 and 91 percent, 88 percent and 78 percent as of March 31, 1998. Separate financial statements of the other company included in the March 31, 1999 and March 31, 1998 restated consolidated balance sheets and statements of operations and cash flows were audited and reported on separately by us. We also audited the combination of the accompanying consolidated balance sheets, statements of operations, shareholders' equity and cash flows for the years ended March 31, 1999 and 1998, after restatement for the September 1999 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of notes to consolidated financial statements.

                                      /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
April 14, 1999 (except for Note 1, as to which the date is September 29, 1999,
Note 7, as to which the date is July 1, 1999, and Note 14, as to which the date is July 8, 1999)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
IntraNet Solutions, Inc.

     We have audited the consolidated statements of operations, shareholders' equity, and cash flows of IntraNet Solutions, Inc. and subsidiaries for the year ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the 1997 financial statements of InfoAccess, Inc., which statements reflect total revenues constituting 22% of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for InfoAccess, Inc., is based solely on the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated June 30, 1997, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 9, has completed an issuance of its preferred stock and the exercise of stock options and warrants resulting in net proceeds of $5,151,867 and $4,225,421 in 1998 and 1999, respectively. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of IntraNet Solutions, Inc. for the year ended March 31, 1997, in conformity with generally accepted accounting principles.

                                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 30, 1997, except for Note 9, as to which the date is April 28, 1999, and except for Note 1, as to which the date is February 10, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
InfoAccess, Inc.

     We have audited the balance sheets of InfoAccess, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998 which are not contained herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoAccess, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                      /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 10, 1999 (except for note K to the financial statements not contained herein as to which the date is September 29, 1999)

                            INTRANET SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 MARCH 31,
                                                            -------------------   DECEMBER 31,
                                                              1998       1999         1999
                                                            --------   --------   ------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents....................................  $  1,162   $  2,177     $  4,004
  Short-term investments..................................        --         --       25,224
  Accounts receivable, net................................     5,270      3,995        6,235
  Current maturities of notes receivable..................        62        114           97
  Inventories.............................................       289        112          217
  Prepaid royalties.......................................       308        392          440
  Prepaid expenses........................................       295        413          427
                                                            --------   --------     --------
          Total current assets............................     7,386      7,203       36,644

Notes receivable, net of current maturities...............       216        106           52
Property and equipment, net...............................       950        900        1,375
Software licenses, net accumulated amortization...........        16        236          176
Other assets..............................................        24         19          673
Net assets of discontinued operations.....................       709         --           --
                                                            --------   --------     --------
                                                            $  9,301   $  8,464     $ 38,920
                                                            ========   ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility and note payable..............  $  2,246   $    822     $     --
  Current maturities of long-term obligations.............       714        222          176
  Accounts payable........................................     3,005        584          465
  Deferred revenues.......................................       478        726          935
  Commissions payable.....................................       182        256          494
  Accrued expenses........................................       529        880          656
                                                            --------   --------     --------
          Total current liabilities.......................     7,154      3,490        2,726

Long-term obligations, net of current maturities..........       232        108            4
Deferred revenue, net of current portion..................       302        147           40
                                                            --------   --------     --------
          Total liabilities...............................     7,688      3,745        2,770
                                                            --------   --------     --------
Commitments and contingencies
Shareholders' equity:
  Capital stock, $0.01 par value, 25,000 shares authorized
     at March 31, 1998 and 1999; 50,000 shares authorized
     at December 31, 1999
     Series A convertible preferred stock.................     2,004        334           --
     Series B convertible preferred stock.................        --         --           --
     Common stock.........................................       102        124          174
  Additional paid-in capital..............................    10,768     17,509       49,538
  Accumulated deficit.....................................   (11,143)   (13,223)     (13,553)
  Unearned compensation...................................      (118)       (25)          (9)
                                                            --------   --------     --------
                                                               1,613      4,719       36,150
                                                            --------   --------     --------
                                                            $  9,301   $  8,464     $ 38,920
                                                            ========   ========     ========

The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                                 YEAR ENDED MARCH 31,         DECEMBER 31,
                                              ---------------------------   -----------------
                                               1997      1998      1999      1998      1999
                                              -------   -------   -------   -------   -------
                                                                                   (UNAUDITED)
Revenues:
  Product licenses..........................  $ 3,986   $ 4,501   $ 9,303   $ 6,165   $11,695
  Services..................................    1,492     1,233     2,099     1,172     3,156
  Hardware integration and support..........   15,277    16,477     5,629     5,629        --
                                              -------   -------   -------   -------   -------
Total revenues..............................   20,755    22,211    17,031    12,966    14,851
                                              -------   -------   -------   -------   -------
Cost of revenues:
  Product licenses..........................      489       482       811       616     1,235
  Services..................................      523       797     1,229       704     1,533
  Hardware integration and support..........   11,894    12,883     4,601     4,601        --
                                              -------   -------   -------   -------   -------
Total cost of revenues......................   12,906    14,162     6,641     5,921     2,768
                                              -------   -------   -------   -------   -------
Gross profit................................    7,849     8,049    10,390     7,045    12,083
                                              -------   -------   -------   -------   -------
Operating expenses:
  Sales and marketing.......................    4,125     4,506     5,742     4,187     6,736
  General and administrative................    2,536     3,100     3,577     2,443     2,829
  Research and development..................    1,937     2,196     2,214     1,609     1,879
  Acquisition costs.........................       --        --        --        --     1,972
                                              -------   -------   -------   -------   -------
Total operating expenses....................    8,598     9,802    11,533     8,239    13,416
                                              -------   -------   -------   -------   -------
Loss from operations........................     (749)   (1,753)   (1,143)   (1,194)   (1,333)
Other income (expense):
  Gain on sale of hardware integration
     unit...................................       --        --       517       517        --
  Interest income (expense), net............      (98)     (334)     (212)     (143)      774
                                              -------   -------   -------   -------   -------
Loss from continuing operations.............     (847)   (2,087)     (838)     (820)     (559)
Discontinued operations:
  Loss on sale of distribution group........       --        --      (111)     (111)       --
  Loss from operations of distribution
     group..................................   (2,560)   (2,576)     (410)     (410)       --
                                              -------   -------   -------   -------   -------
Net loss....................................   (3,407)   (4,663)   (1,359)   (1,341)     (559)
Preferred stock dividends and accretion.....       --    (1,665)     (718)     (712)       --
                                              -------   -------   -------   -------   -------
Loss attributable to common shareholders....  $(3,407)  $(6,328)  $(2,077)  $(2,053)  $  (559)
                                              =======   =======   =======   =======   =======
Loss per common share -- basic and diluted:
  Continuing operations.....................  $ (0.11)  $ (0.22)  $ (0.08)  $ (0.08)  $ (0.04)
  Discontinued operations...................    (0.32)    (0.27)    (0.05)    (0.05)       --
  Net loss..................................    (0.43)    (0.50)    (0.12)    (0.12)    (0.04)
  Loss attributable to common
     shareholders...........................    (0.43)    (0.67)    (0.19)    (0.19)    (0.04)
                                              =======   =======   =======   =======   =======
Weighted average common shares
  outstanding...............................    7,980     9,422    11,151    10,742    15,859
                                              =======   =======   =======   =======   =======

The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     SERIES A                SERIES B
                                   CONVERTIBLE             CONVERTIBLE                                               RETAINED
                                 PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK        ADDITIONAL     EARNINGS
                              ----------------------   --------------------   ---------------------    PAID-IN     (ACCUMULATED
                               SHARES      AMOUNT      SHARES     AMOUNT        SHARES      AMOUNT     CAPITAL       DEFICIT)
                              --------   -----------   ------   -----------   ----------   --------   ----------   ------------
Balance at April 1,
 1996.......................        --   $        --      --    $        --        5,880   $     59    $ 1,706       $ (1,162)
Grant of compensatory stock
 options....................        --            --      --             --           --         --        241             --
Exercise of stock options
 and warrants...............        --            --      --             --           99          1         94             --
Stock option compensation
 earned.....................        --            --      --             --           --         --         --             --
Conversion of promissory notes...       --          --    --             --          158          2        548             --
Shares issued in reverse
 acquisition................        --            --      --             --        2,941         29      2,584             --
Common stock repurchased and
 canceled...................        --            --      --             --          (38)        --        (28)           (33)
Shares issued in conjunction
 with acquisition...........        --            --      --             --           45         --        350             --
Warrants issued in
 conjunction with promissory
 notes......................        --            --      --             --           --         --         90             --
Other.......................        --            --      --             --           --         --         --           (100)
Net loss....................        --            --      --             --           --         --         --         (3,407)
                              --------   -----------    ----    -----------   ----------   --------    -------       --------
Balance at March 31, 1997...        --            --      --             --        9,085         91      5,585         (4,702)
Exercise of stock options
 and warrants...............        --            --      --             --          541          5      1,625             --
Conversion of promissory notes...       --          --    --             --           71          1        249             --
Issuance of convertible
 preferred stock............       800         3,562      --             --           --         --         --             --
Conversion of preferred
 stock to common stock......      (350)       (1,558)     --             --          472          4      1,554             --
Issuance of common stock....        --            --      --             --           78          1        249             --
Record non-cash deemed
 dividend...................        --        (1,570)     --             --           --         --      1,570             --
Record deemed dividend
 accretion..................        --         1,570      --             --           --         --         --         (1,570)
Dividends paid on
 convertible preferred
 stock......................        --            --      --             --           --         --         --            (95)
Other.......................        --            --      --             --           --         --        (64)          (113)
Net loss....................        --            --      --             --           --         --         --         (4,663)
                              --------   -----------    ----    -----------   ----------   --------    -------       --------
Balance at March 31,
 1998.......................       450         2,004      --             --       10,247        102     10,768        (11,143)
Exercise of stock options
 and warrants...............        --            --      --             --          343          4      1,378             --
Cancellation of compensatory
 stock options..............        --            --      --             --           --         --        (91)            --
Common stock repurchased and
 canceled...................        --            --      --             --           (1)        --         (1)            (3)
Issuance of common stock....        --            --      --             --           29         --        120             --
Issuance of warrants........        --            --      --             --           --         --        200             --
Issuance of convertible
 preferred stock............        --            --      --          2,851           --         --         --             --
Conversion of preferred
 stock to common stock......      (375)       (1,670)     --         (2,851)       1,832         18      4,503             --
Record non-cash deemed
 dividend...................        --            --      --           (570)          --         --        570             --
Record deemed dividend
 accretion..................        --            --      --            570           --         --         --           (570)
Dividends paid on
 convertible preferred
 stock......................        --            --      --             --           --         --         14           (148)
Other.......................        --            --      --             --           --         --         48             --
Net loss....................        --            --      --             --           --         --         --         (1,359)
                              --------   -----------    ----    -----------   ----------   --------    -------       --------
Balance at March 31,
 1999.......................        75           334      --             --       12,450        124     17,509        (13,223)
Exercise of stock options
 and warrants (unaudited)...        --            --      --             --        1,050         10      4,251             --
Issuance of common stock net
 of costs of $2,980
 (unaudited)................        --            --      --             --        3,715         37     26,919             --
Conversion of preferred
 stock to common
 (unaudited)................       (75)         (334)     --             --          101          1        333             --
Exercise of warrants
 (unaudited)................        --            --      --             --          156          2        498             --
Other (unaudited)...........        --            --      --             --          (23)        --         28            229
Net loss (unaudited)........        --            --      --             --           --         --         --           (559)
                              --------   -----------    ----    -----------   ----------   --------    -------       --------
Balance at December 31, 1999
 (unaudited)................        --   $        --      --    $        --       17,449   $    174    $49,538       $(13,553)
                              ========   ===========    ====    ===========   ==========   ========    =======       ========


                                                 TOTAL
                                             SHAREHOLDERS'
                                UNEARNED        EQUITY
                              COMPENSATION     (DEFICIT)
                              ------------   -------------
Balance at April 1,
 1996.......................      $(16)         $   587
Grant of compensatory stock
 options....................      (241)              --
Exercise of stock options
 and warrants...............        --               95
Stock option compensation
 earned.....................        26               26
Conversion of promissory not        --              550
Shares issued in reverse
 acquisition................        --            2,613
Common stock repurchased and
 canceled...................        --              (61)
Shares issued in conjunction
 with acquisition...........        --              350
Warrants issued in
 conjunction with promissory
 notes......................        --               90
Other.......................        --             (100)
Net loss....................        --           (3,407)
                                  ----          -------
Balance at March 31, 1997...      (231)             743
Exercise of stock options
 and warrants...............        --            1,630
Conversion of promissory not        --              250
Issuance of convertible
 preferred stock............        --            3,562
Conversion of preferred
 stock to common stock......        --               --
Issuance of common stock....        --              250
Record non-cash deemed
 dividend...................        --               --
Record deemed dividend
 accretion..................        --               --
Dividends paid on
 convertible preferred
 stock......................        --              (95)
Other.......................       113              (64)
Net loss....................        --           (4,663)
                                  ----          -------
Balance at March 31,
 1998.......................      (118)           1,613
Exercise of stock options
 and warrants...............        --            1,382
Cancellation of compensatory
 stock options..............        91               --
Common stock repurchased and
 canceled...................        --               (4)
Issuance of common stock....        --              120
Issuance of warrants........        --              200
Issuance of convertible
 preferred stock............        --            2,851
Conversion of preferred
 stock to common stock......        --               --
Record non-cash deemed
 dividend...................        --               --
Record deemed dividend
 accretion..................        --               --
Dividends paid on
 convertible preferred
 stock......................        --             (134)
Other.......................         2               50
Net loss....................        --           (1,359)
                                  ----          -------
Balance at March 31,
 1999.......................       (25)           4,719
Exercise of stock options
 and warrants (unaudited)...        --            4,261
Issuance of common stock net
 of costs of $2,980
 (unaudited)................        --           26,956
Conversion of preferred
 stock to common
 (unaudited)................        --               --
Exercise of warrants
 (unaudited)................        --              500
Other (unaudited)...........        16              273
Net loss (unaudited)........        --             (559)
                                  ----          -------
Balance at December 31, 1999
 (unaudited)................      $ (9)         $36,150
                                  ====          =======

The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED MARCH 31,             DECEMBER 31,
                                                          -----------------------------    --------------------
                                                           1997       1998       1999       1998        1999
                                                          -------    -------    -------    -------    ---------
                                                                                               (UNAUDITED)
Operating activities:
  Net loss............................................    $(3,407)   $(4,663)   $(1,359)   $(1,341)   $    (559)
  Adjustments to reconcile net loss to cash flows from
    operating activities:
      Depreciation and amortization...................        363        447        566        470          531
      Gain on sale of hardware integration unit.......         --         --       (517)      (517)          --
      Non-cash special charges........................        219         --         --         --           --
      Discontinued operations.........................       (868)     1,029        709        709           --
      Changes in operating assets and liabilities.....       (561)    (1,343)    (1,124)      (306)      (2,409)
      Other...........................................         46        120         94         54          247
                                                          -------    -------    -------    -------    ---------
  Net cash flows used in operating activities.........     (4,208)    (4,410)    (1,631)      (931)      (2,190)
                                                          -------    -------    -------    -------    ---------
Investing activities:
  Purchase of short-term investments..................         --         --         --         --     (148,518)
  Maturities and sales of short-term investments......         --         --         --         --      123,294
  Proceeds from sale of the hardware integration
    group, net of related expenses....................         --         --      1,279         --           --
  Proceeds from note receivable.......................      1,114        816         58         46           71
  Purchases of software licenses......................         --        (14)       (50)        --           --
  Purchases of fixed assets...........................       (441)      (456)      (380)      (372)        (946)
  Other...............................................         --         --         --         --         (673)
                                                          -------    -------    -------    -------    ---------
  Net cash flows provided by (used in) investing
    activities........................................        673        346        907       (326)     (26,772)
Financing activities:
  Net advances (repayments) from revolving credit
    facility..........................................        701        509     (1,424)      (600)        (422)
  Proceeds from long-term obligations.................      2,433         --         --         --          100
  Payments on long-term obligations...................       (244)    (1,331)      (860)      (884)        (650)
  Payments on other long-term liabilities.............         --       (102)       (62)        --           --
  Issuance of preferred stock.........................         --      3,521      2,851      2,853           --
  Issuance of common stock............................         --         --         --         --       26,956
  Payment of dividends on preferred stock.............         --        (95)      (134)      (129)          --
  Proceeds from stock options and warrants............         95      1,880      1,381        620        4,761
  Proceeds from reverse merger........................      1,118         --         --         --           --
  Other...............................................       (169)      (120)       (13)        20           44
                                                          -------    -------    -------    -------    ---------
  Net cash flows provided by financing activities.....      3,934      4,262      1,739      1,880       30,789
                                                          -------    -------    -------    -------    ---------
  Net increase in cash................................        399        198      1,015        623        1,827
Cash and equivalents, beginning of period.............        565        964      1,162      1,162        2,177
                                                          -------    -------    -------    -------    ---------
Cash and equivalents, end of period...................    $   964    $ 1,162    $ 2,177    $ 1,785    $   4,004
                                                          =======    =======    =======    =======    =========
Supplemental disclosure of cash flows information:
  Cash paid for interest..............................    $   362    $   351    $   226    $    88    $     116
  Cash paid for income taxes..........................          1          7          7          5            8
Non-cash financing and investing activities:
  Equipment acquired with capital lease obligation....    $   328    $    --    $   122    $    --    $      26
  Conversion of debt to common stock..................         --        250         --         --           --
  Conversion of debt to preferred stock...............         --        150         --         --           --
  Common stock issued for royalties...................         --         --        120        120           --
  Common stock issued on purchase of business.........        350         --         --         --           --
  Note receivable from sale of discontinued
    operations........................................         --        278         --         --           --
  Warrants issued as deferred financing costs.........         --         --        200        200           --
  Capitalized software licenses payable related to
    license agreement.................................         --         --        200         --           --
  Sale of software license for prepaid royalties......         --         --         --         --          300
  Purchase of investment for software license.........         --         --         --         --          160

                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED MARCH 31,             DECEMBER 31,
                                                          -----------------------------    --------------------
                                                           1997       1998       1999       1998        1999
                                                          -------    -------    -------    -------    ---------
                                                                                               (UNAUDITED)
Detail of changes in operating assets and liabilities:
  Accounts receivable.................................    $  (301)   $(1,766)   $ 1,065    $ 1,461    $  (2,240)
  Inventories.........................................        (64)        75         64        150         (105)
  Prepaid expenses....................................       (480)      (294)        14        (71)         (61)
  Accounts payable....................................       (276)       750     (2,421)    (2,366)        (119)
  Accrued expenses and other liabilities..............        560       (108)       154        520          116
                                                          -------    -------    -------    -------    ---------
  Net changes in operating assets and liabilities.....    $  (561)   $(1,343)   $(1,124)   $  (306)   $  (2,409)
                                                          =======    =======    =======    =======    =========

The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     IntraNet Solutions, Inc. (the Company) is a leading provider of Web-based content management solutions for intranets, extranets and Internet applications. The Company's customers are primarily located throughout the United States and in Europe.

     The accompanying consolidated financial statements have been prepared to give effect to the merger between the Company and InfoAccess, Inc. (InfoAccess) on September 29, 1999. The merger was accounted for as a pooling-of-interests, and accordingly, the consolidated financial statements have been restated for all periods presented as if InfoAccess and the Company had always been combined. In recording the combination, the Company's consolidated statements of operations for the years ended March 31, 1997, 1998, and 1999 have been combined with InfoAccess' statements of operations for the years ended December 31, 1996, 1997, and 1998. The consolidated balance sheets of the Company as of March 31, 1998 and 1999 have been combined with the InfoAccess' balance sheets as of December 31, 1997 and 1998. Net income of InfoAccess for the three months ended March 31, 1999 of $213 has been included as an other addition in the consolidated statements of shareholders' equity (deficit) for the nine months ended December 31, 1999.

     In connection with the merger, the former shareholders and option holders of InfoAccess common stock received shares and options of IntraNet Solutions, Inc. common stock at the rate of .31230 shares of IntraNet Solutions, Inc. common stock for each share of InfoAccess common stock. The Company issued a total of 1,803 shares of IntraNet Solutions, Inc. common stock in exchange for all outstanding shares of InfoAccess common stock and reserved 377 shares of common stock for issuance upon the exercise of InfoAccess options the Company assumed pursuant to the merger agreement.

     All costs associated with completion of this acquisition, approximately $1,972, were expensed as incurred. Activity previously reported by the separate companies and the combined amounts presented in these consolidated financial statements are summarized below.

                                                                         NINE MONTHS ENDED
                                              YEAR ENDED MARCH 31,         DECEMBER 31,
                                           ---------------------------   -----------------
                                            1997      1998      1999      1998      1999
                                           -------   -------   -------   -------   -------
Revenues:
  IntraNet Solutions, Inc. .............   $16,191   $19,450   $14,058   $10,968   $11,711
  InfoAccess............................     4,564     2,761     2,973     1,998     3,140
                                           -------   -------   -------   -------   -------
     Combined...........................   $20,755   $22,211   $17,031   $12,966   $14,851
                                           =======   =======   =======   =======   =======
Net income (loss):
  IntraNet Solutions, Inc. .............   $(3,748)  $(3,655)  $  (854)  $  (876)  $  (417)
  InfoAccess............................       341    (1,008)     (505)     (465)     (142)
                                           -------   -------   -------   -------   -------
     Combined...........................   $(3,407)  $(4,663)  $(1,359)  $(1,341)  $  (559)
                                           =======   =======   =======   =======   =======

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   MARCH 31,
                                                                ----------------
                                                                 1998      1999
                                                                ------    ------
Total assets:
  IntraNet Solutions, Inc...................................    $8,456    $7,300
  InfoAccess................................................       845     1,164
                                                                ------    ------
     Combined...............................................    $9,301    $8,464
                                                                ======    ======

     The accompanying financial statements and related footnote data as of December 31, 1999 and for the nine months ended December 31, 1998 and 1999 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the nine months ended December 31, 1998, and 1999 are not necessarily indicative of the results for the full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Revenue Recognition: The Company currently derives all of its revenues from licenses of software products and related services. Product license revenue is recognized when a purchase order has been received, the product has been shipped, and no significant obligations remain related to implementation. Services revenue consists of fees from consulting and maintenance. Consulting services include needs assessment, software integration, security analysis, application development and training. The Company bills consulting fees either on a time and materials basis or on a fixed-price schedule. The Company's clients typically purchase maintenance agreements annually, and the Company prices maintenance agreements based on a percentage of the product license fee. Clients purchasing maintenance agreements receive product upgrades, Web-based technical support and telephone hot-line support. The Company recognizes revenue from maintenance agreements ratably over the term of the agreement, typically one year.

     Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     The Company adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, as of April 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, Software Revenue Recognition. The adoption of SOP 97-2 and SOP 98-4 did not have a material effect on the Company's consolidated financial statements.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9 Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. For the Company, SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through March 31, 1999. All other provisions of SOP 98-9 are effective for transactions entered into after March 31, 1999. The Company believes the adoption of SOP 98-9 will not have a material effect on its consolidated financial statements.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Cash and Equivalents: The Company considers all short-term, highly liquid investments that are readily convertible into known amounts of cash and have original maturities of three months or less to be cash equivalents.

     Short-Term Investments: Investments in debt securities with a remaining maturity of three months or less at the date of purchase are classified as short-term investments. The carrying value of the investments approximates their estimated fair market value. As of December 31, 1999 the Company's investments were in commercial paper and U.S. Government Agency securities. All investments have a contractual maturity of three months or less and are held to maturity.

     Accounts Receivable: Accounts receivable is presented net of allowances of $413, $315 and $373 as of March 31, 1998 and 1999 and December 31, 1999,
respectively. No customer has accounted for 10% or more of the Company's revenues in the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999. Credit is extended based on an evaluation of the customer's financial condition and a cash deposit is generally not required. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the revenues are recognized. Credit losses have historically been within management's expectations.

     Inventories: Inventories, consisting primarily of computer software, diskettes, manuals, and packaging materials, are valued at the lower of cost (first-in, first-out) or market value.

     Property and Equipment: Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years, or the life of the lease for leasehold improvements, whichever is shorter. Maintenance, repairs and minor renewals are expensed when incurred.

     Software Licenses: The Company acquired various software licenses for use in its products. The licenses are recorded at cost, and amortized over estimated useful lives of three to five years. The Company periodically reviews the expected useful lives and recoverability of these assets.

     Software Development Costs: Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under SFAS No. 86 software development costs may be capitalized once the technological feasibility of the project is established. The amount of software development costs that may be capitalized is subject to limitations based on the net realizable value of the potential product. To date, the period between achieving technological feasibility of the Company's products and the general availability of the products has been short. Software development costs qualifying for capitalization have, consequently, been immaterial. Accordingly, the Company has not capitalized any software development costs and has instead charged all such costs to research and development expense.

     Advertising: The Company expenses the cost of advertising as it is incurred. Advertising expense for the years ended March 31, 1997, 1998, and 1999 was $696, $900 and $903, respectively, and $575 and $908 for the nine months ended December 31, 1998 and 1999.

     Net Income (Loss) per Common Share: The Company's basic net income (loss) per share amounts have been computed by dividing net income (loss) by the weighted average number of outstanding common shares. The Company's diluted net income (loss) per share is computed by

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

dividing net income (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. For each of the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999, the Company incurred net losses and therefore basic and diluted per share amounts are the same. Common stock equivalent shares consist of convertible preferred stock (using the if converted method) and stock options and warrants (using the treasury stock method), as follows (in thousands):

                                                        MARCH 31,            DECEMBER 31,
                                                 -----------------------    --------------
                                                 1997     1998     1999     1998     1999
                                                 -----    -----    -----    -----    -----
Shares related to stock options and
  warrants...................................    1,475    1,224    1,927    1,349    1,964
Shares related to convertible preferred
  stock......................................       --      606       68       60       --
                                                 -----    -----    -----    -----    -----
                                                 1,475    1,830    1,995    1,409    1,964
                                                 =====    =====    =====    =====    =====

     Recently Issued Accounting Standards: In February 1998, the American Institute of Certified Public Accountants issued Statement of Position, or SOP, 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company believes that SOP 98-1 will not have a material impact on its consolidated financial statements.

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, effective April 1, 1998. SFAS No. 130 established standards for the reporting and display of an amount representing comprehensive income and its components as part of the company's basic financial statements. Comprehensive income includes certain non-owner changes in equity that currently are excluded from net income. Because the company historically has not experienced transactions that would be included in comprehensive income, the adoption of SFAS No. 130 did not have any effect on the consolidated financial statements of the Company.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued in June 1998 and the Company is not required to adopt SFAS No 133 until April 1, 2000. The Company believes the adoption of SFAS No. 133 will not have a material effect on its consolidated financial statements.

     Stock-based Compensation: The Company utilizes the intrinsic value method for stock-based compensation. Under this method, compensation expense is recognized for the amount by which the market price of the common stock on the date of grant exceeds the exercise price of an option.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SALE OF HARDWARE INTEGRATION UNIT

     During the fiscal year ended March 31, 1999, the Company sold the operations of its hardware integration unit to Osage Systems Group, Inc. (Osage) for approximately $1,600, and certain future financial consideration from Osage, dependent on the performance of the unit over the next two years.

     In conjunction with the sale of its hardware integration unit, the Company entered into a non-competition agreement with Osage. As a result, the Company recorded the necessary provision for the reserve or write-down of the assets and contracts associated with the hardware integration unit to their net realizable value. The gain on the sale of the hardware integration unit operations of $517 has been recorded in the statement of operations as other income.

     Revenues, cost of revenues, and gross profit for the hardware integration and support unit are as follows:

                                                                                  NINE MONTHS ENDED
                                                  YEAR ENDED MARCH 31,              DECEMBER 31,
                                              ----------------------------       -------------------
                                               1997       1998       1999         1998         1999
                                              -------    -------    ------       ------       ------
Revenues:
  Hardware integration....................    $10,477    $12,187    $4,358       $4,358       $   --
  Support.................................      4,800      4,290     1,272        1,272           --
                                              -------    -------    ------       ------       ------
Total revenues............................     15,277     16,477     5,630        5,630           --
                                              -------    -------    ------       ------       ------
Cost of revenues:
  Hardware integration....................      8,791     10,249     3,712        3,712           --
  Support.................................      3,103      2,634       889          889           --
                                              -------    -------    ------       ------       ------
Total cost of revenues....................     11,894     12,883     4,601        4,601           --
                                              -------    -------    ------       ------       ------
Gross profit..............................    $ 3,383    $ 3,594    $1,029       $1,029       $   --
                                              =======    =======    ======       ======       ======

4. DISCONTINUED OPERATIONS

     During the fiscal year ended March 31, 1998, the Company sold the Minneapolis facility of its on-demand publishing operations for approximately $1,600. The sale price included cash of approximately $359, a promissory note of $278 and assumption of liabilities of approximately $1,000. The promissory note is payable in quarterly installments of $27, including interest at 1.5% over prime (effective rate of 9.25% at March 31, 1999) and is due in March 2001. Future maturities of principal on this note are $114 for 2000 and $100 for 2001. No gain or loss on the transaction was recorded.

     During the fiscal year ended March 31, 1999, the Company sold substantially all of the remaining assets of its on-demand publishing operations, located in Phoenix, Arizona, for approximately $487. The sale price was substantially for assumption of liabilities. The Company incurred a loss on the sale of the related assets of $111.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The components of net assets of discontinued operations included in the Company's consolidated balance sheet as of March 31, 1998 are as follows:

Accounts receivable.........................................  $  470
Inventories and other current assets........................     134
Property, equipment and other assets........................     563
                                                              ------
Total assets................................................   1,167
Accounts payable and accrued expenses.......................     263
Debt........................................................     195
                                                              ------
Total liabilities...........................................     458
                                                              ------
Net assets..................................................  $  709
                                                              ======

     Summarized financial information for the discontinued operations are as follows:

                                                                                 NINE MONTHS ENDED
                                               YEARS ENDED MARCH 31,               DECEMBER 31,
                                           -----------------------------       ---------------------
                                            1997       1998       1999          1998          1999
                                           -------    -------    -------       -------       -------
Operating revenues.....................    $ 3,819    $ 5,023    $   729       $   729       $    --
Operating expenses.....................     (6,196)    (7,337)    (1,104)       (1,104)           --
Interest...............................       (183)      (262)       (35)          (35)           --
Income taxes...........................         --         --         --            --            --
                                           -------    -------    -------       -------       -------
Net loss from discontinued
  operations...........................    $(2,560)   $(2,576)   $  (410)      $  (410)      $    --
                                           =======    =======    =======       =======       =======

5. RELATED PARTY TRANSACTIONS AND NOTE PAYABLE

     The Company contracts with an entity that provides programming services to certain of its customers. This entity is beneficially controlled by a principal stockholder of the Company. Total fees under this contract arrangement for the years ending March 31, 1997, 1998 and 1999 were $49, $36 and $42, respectively.

     The company had an uncollateralized line of credit with a related party which provided for borrowings of up to $500 with interest at 10%. Advances under this line were $400 at March 31, 1999 and were paid in September 1999.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   MARCH 31,
                                                                ----------------    DECEMBER 31,
                                                                 1998      1999         1999
                                                                ------    ------    ------------
Equipment and furniture.....................................    $2,007    $2,153       $2,342
Leasehold improvements......................................       127        86           81
Other.......................................................        --        --          449
                                                                ------    ------       ------
                                                                 2,134     2,239        2,872
Less accumulated depreciation...............................     1,184     1,339        1,497
                                                                ------    ------       ------
                                                                $  950    $  900       $1,375
                                                                ======    ======       ======

7. REVOLVING CREDIT FACILITY

     The Company has a revolving credit agreement that provides for borrowings of up to $2,500, subject to the availability of assets securing the loan. Advances are due on demand and accrue interest at the bank's base lending rate plus 2.5% (effective rate of 11.0% and 10.25% on March 31, 1998 and 1999, respectively). At March 31, 1999 the Company had borrowing availability of approximately $2,100.

     On April 1, 1999 the Company entered into a new credit agreement which provides for borrowings of up to $2,250, subject to the availability of assets securing the loan. Advances are due on demand and accrue interest at the bank's lending rate plus 2.0%. Borrowings under the credit agreement were repaid and the agreement canceled on July 1, 1999.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

8. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                              MARCH 31,
                                                             ------------    DECEMBER 31,
                                                             1998    1999        1999
                                                             ----    ----    ------------
Notes payable to shareholder, due on demand, quarterly
  interest payments at 12.0%, unsecured and subordinated
  to bank indebtedness...................................    $ 28    $ 20        $ 20
Capital lease obligation, due in monthly installments of
  $4 including interest at 10.5%, through December 2000,
  secured by computer equipment..........................      --      77          47
Contract payable, due in monthly installments of $10 with
  no interest, through July 30, 2000.....................      --     165          72
Notes payable to bank....................................     476      33          --
Other notes..............................................     442      35          41
                                                             ----    ----        ----
Total long-term debt.....................................     946     330         180
Less current maturities..................................     714     222         176
                                                             ----    ----        ----
                                                             $232    $108        $  4
                                                             ====    ====        ====

     Future maturities of long-term obligations at March 31, 1999 are as follows:

2000........................................................  $222
2001........................................................    98
2002........................................................    10
                                                              ----
                                                              $330
                                                              ====

9. SHAREHOLDERS' EQUITY

     Series A convertible preferred stock: During the year ended March 31, 1998, the Company issued $4,000 of Series A 5% convertible preferred stock, $5.00 stated value, 1,000 shares designated. The Company issued 800 units, each consisting of one share of $0.01 par value preferred stock and a warrant to acquire one share of the Company's common stock at an exercise price of $5.18. The preferred stock is convertible into the Company's common stock at a price equal to 75% of market value at the time of conversion, with a maximum conversion price of $3.71 per share and a minimum conversion price of $1.00 per share. During the year ended March 31, 1998, 350 shares of Series A convertible preferred stock were converted into 471 shares of common stock. During the year ended March 31, 1999, 375 shares of Series A convertible preferred stock were converted into 795 shares of common stock. The remaining Series A convertible preferred stock was automatically converted into common stock upon the Company's public sale of equity securities in June 1999.

     In connection with this transaction, the Company recorded a non-cash deemed dividend of approximately $1,600. The deemed dividend was recorded as a discount to preferred stock with a corresponding credit to additional paid in capital. The discount was recognized during the periods in which the shares become eligible for conversion, which occurred ratably from issuance through

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

December 31, 1997. The accretion of the discount is reflected in the statement of operations as an adjustment to net loss, but has no net effect on total shareholders' equity. The Company also paid $95 and $148 in preferred stock dividends during the years ended March 31, 1998 and 1999, respectively.

     Series B convertible preferred stock: In May, 1998, the Company issued $3,000 of Series B 4% convertible preferred stock, $10,000 state value, none designated. This preferred stock was convertible into the Company's common stock at a price equal to 84% of market value at the date of conversion with a maximum conversion price of $7.56 and a minimum conversion price of $1.81. During the year ended March 31, 1999, all the Series B convertible preferred stock, including accrued dividends, was converted into 1,037 of shares of common stock.

     In connection with this transaction, the Company recognized a non-cash deemed dividend of $570. The deemed dividend was recorded as a discount to preferred stock with a corresponding credit to additional paid-in capital. The discount was recognized at the date of issue of the preferred stock, the same date at which the shares were eligible for conversion. The accretion of the discount is reflected in the statement of operations as an adjustment to net loss, but has no net effect on total shareholders' equity.

     Warrants: The Company had 1,286 non-redeemable stock purchase warrants with exercise prices of $2.32 to $8.00 outstanding at March 31, 1999. At December 31, 1999, the Company had 765 non-redeemable stock purchase warrants outstanding with exercise prices of $2.32 to $8.44. The warrants expire on various dates through June, 2003.

     In connection with the line of credit from a related party (note 5), the Company issued a stock purchase warrant, valued at $200 and recorded deferred financing costs. These costs are being amortized through May 1999, the life of the related party debt. The warrant represents the right to purchase up to 156,150 shares of the Company's common stock at an exercise price of $3.20 per share. The warrants were exercised in September 1999.

     Stock options: The Company maintains the 1994-1997 Stock Option Plan, the 1997 Director Stock Option Plan and the 1999 Employee Stock Option and Compensation Plan, (collectively, the Plan), pursuant to which options and other awards to acquire an aggregate of 3,100, 300 and 1,000 shares, respectively, of the Company's common stock may be granted. The Company integrated all previously granted options into the Plan. The Plan is administered by the Board of Directors, which has the discretion to determine the number and purchase price of shares subject to stock options (which may be below the fair market value of the common stock on the date thereof), the term of each option, and the terms of exercisability.

     Certain options have exercise prices less than the fair market value of the Company's common stock on the date of the grant. The Company recognizes the compensation element of these grants over the vesting period of the related options, generally five years. The options generally vest over periods of one to five years.

     InfoAccess maintained two stock option plans in which all options were converted into the right to receive shares of IntraNet Solutions, Inc. stock. As of March 31, 1999, 260 options to purchase shares were outstanding and exercisable under a 1990 Amended and Restated Stock Option Plan. Of those, 250 options at $.74 will expire if not exercised by November 8, 2000, and 10 options at $1.76 per share will expire if not exercised by November 8, 2000.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Pro forma information regarding the fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                                      NINE MONTHS
                                                                                         ENDED
                                                           YEARS ENDED MARCH 31,      DECEMBER 31,
                                                          -----------------------    --------------
                                                          1997     1998     1999     1998     1999
                                                          -----    -----    -----    -----    -----
Risk free interest rates..............................      6.0%     6.3%     5.0%     4.9%     6.8%
Dividend yield........................................       --       --       --       --       --
Volatility factor of expected market price of
  company's stock.....................................       65%      75%      75%      75%      90%
Weighted average expected life of options (years).....      8.5      8.5      8.5      8.5      5.0

     The Company's pro forma information, assuming the fair value method had been used, is as follows:

                                                                                 NINE MONTHS ENDED
                                                    YEARS ENDED MARCH 31,           DECEMBER 31,
                                                -----------------------------    ------------------
                                                 1997       1998       1999       1998       1999
                                                -------    -------    -------    -------    -------
Pro forma loss from continuing operations...    $(1,330)   $(3,055)   $(2,273)   $(1,837)   $(2,035)
Pro forma loss from continuing operations
  per common share, basic and diluted.......       (.17)      (.32)      (.20)      (.17)      (.13)
Pro forma net loss..........................     (3,890)    (5,631)    (2,794)    (2,358)    (2,035)
Pro forma net loss per common share, basic
  and diluted...............................       (.49)      (.60)      (.25)      (.22)      (.13)
Pro forma loss attributable to common
  shareholders..............................     (3,890)    (7,296)    (3,513)    (3,070)    (2,035)
Pro forma loss attributable to common
  shareholders per common share, basic and
  diluted...................................       (.49)      (.77)      (.32)      (.29)      (.13)

     These pro forma results are not representative of future effects of applying this method, because they do not take into consideration the pro forma effect of grants made prior to 1996.

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     A summary of the Company's stock option activity, and related information through December 31, 1999 is as follows:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                                SHARES    EXERCISE PRICE
                                                                ------    --------------
Outstanding as of April 1, 1996.............................    1,784         $2.45
  Granted...................................................      405          5.70
  Exercised.................................................      (86)         0.75
  Forfeited.................................................     (233)         2.72
                                                                -----         -----
Outstanding as of March 31, 1997............................    1,870          2.78
  Granted...................................................    1,000          5.15
  Exercised.................................................     (156)         2.13
  Forfeited.................................................     (299)         4.80
                                                                -----         -----
Outstanding as of March 31, 1998............................    2,415          3.90
  Granted...................................................      435          4.29
  Exercised.................................................     (230)         4.48
  Forfeited.................................................     (321)         5.26
                                                                -----         -----
Outstanding as of March 31, 1999............................    2,299          3.68
  Granted...................................................      965          7.82
  Exercised.................................................     (485)         3.72
  Forfeited.................................................     (222)         4.79
                                                                -----         -----
Outstanding as of December 31, 1999.........................    2,557         $5.22
                                                                =====         =====

                                                            MARCH 31,                DECEMBER 31,
                                                     -----------------------       -----------------
                                                     1997     1998     1999        1998        1999
                                                     -----    -----    -----       -----       -----
Options exercisable at end of period.............      872    1,119    1,308       1,215       1,157
                                                     =====    =====    =====       =====       =====
Weighted-average fair value of options granted
  during the period..............................    $6.44    $4.19    $3.52       $3.13       $5.96
                                                     =====    =====    =====       =====       =====

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes information about the stock options outstanding at March 31, 1999:

                                         OPTIONS OUTSTANDING
                             --------------------------------------------         OPTIONS EXERCISABLE
                                                                WEIGHTED-    -----------------------------
                                            WEIGHTED-AVERAGE     AVERAGE                      WEIGHTED-
         RANGE OF              NUMBER          REMAINING        EXERCISE       NUMBER          AVERAGE
      EXERCISE PRICE         OUTSTANDING    CONTRACTUAL LIFE      PRICE      EXERCISABLE    EXERCISE PRICE
      --------------         -----------    ----------------    ---------    -----------    --------------
$0.20-$0.56................       323             5.6            $ 0.24           277           $ 0.24
$0.74......................       250             1.8               .74           250              .74
$1.60-$1.76................        18             3.8              1.67             8             1.70
$3.00-$3.99................       641             7.8              3.24           235             3.15
$4.00-$5.99................       827             8.5              5.01           404             4.94
$6.00-$7.99................       132             9.1              6.29            26             6.09
$10.36.....................       108             6.9             10.26           108            10.36
                                -----                                           -----
                                2,299             7.1              3.68         1,308             3.62
                                =====                                           =====

10. RETIREMENT SAVINGS PLAN

     The Company maintains pre-tax salary reduction/profit sharing plans under the provisions of Section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees who have reached the age of 21. Total Company contributions to the plans for the years ended March 31, 1997, 1998 and 1999 were $56, $65 and $50, respectively, and $41 and $41 for the nine months ended December 31, 1998 and 1999.

11. INCOME TAXES

     Due to net operating losses through December 1999, the Company has recorded no current income tax provision. The tax effects of temporary differences giving rise to deferred income taxes consisted of the following:

                                                                  MARCH 31,
                                                              ------------------    DECEMBER 31,
                                                               1998       1999          1999
                                                              -------    -------    ------------
Deferred tax liabilities:
  Depreciation and amortization...........................    $   (89)   $   (44)     $   (60)
Deferred tax assets:
  Deferred revenue........................................         84        214          314
  Accounts receivable and other reserves..................        212         91          114
  Inventories.............................................         25         25           25
  Net operating loss carryforwards........................      2,620      3,166        4,042
  Other...................................................         30         99          103
                                                              -------    -------      -------
                                                                2,882      3,551        4,538
Valuation allowance.......................................     (2,882)    (3,551)      (4,538)
                                                              -------    -------      -------
                                                              $    --    $    --      $    --
                                                              =======    =======      =======

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to income before taxes as a result of the following:

                                                                             NINE MONTHS
                                                                                ENDED
                                                 YEAR ENDED MARCH 31,       DECEMBER 31,
                                                -----------------------    ---------------
                                                1997     1998     1999     1998      1999
                                                -----    -----    -----    -----    ------
Federal statutory rate........................  (34.0)%  (34.0)%  (34.0)%  (34.0)%   (34.0)%
State taxes, net of federal benefit...........     --      0.6      0.9       .9        --
Stock based compensation......................   (3.1)    (4.3)   (27.9)    (3.1)   (102.1)
Change in valuation allowance.................   42.4     35.4     66.8     47.2     164.2
Other.........................................   (5.3)     2.3     (5.8)   (11.0)    (28.1)
                                                -----    -----    -----    -----    ------
                                                   --%      --%      --%      --%       --%
                                                =====    =====    =====    =====    ======

     Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. The Company had net operating loss (NOL) carryforwards of approximately $7,900 and $10,100 at March 31, 1999 and December 31, 1999, which begin to expire in 2011. These NOL's are subject to annual utilization limitations due to prior ownership changes.

12. COMMITMENTS AND CONTINGENCIES

     Operating leases -- The Company has entered into certain non-cancelable operating lease agreements related to office/warehouse space, equipment and vehicles. Total rent expense under operating leases, net of sublease income, was $487, $625 and $588 for the years ended March 31, 1997, 1998, and 1999, respectively, and $429 and $505 for the nine months ended December 31, 1998 and 1999.

     Minimum remaining rental commitments under operating leases, net of sublease arrangements, as of March 31, 1999 are as follows:

For the year ended March 31,
2000........................................................    $  597
2001........................................................       544
2002........................................................       500
2003........................................................       326
2004........................................................       204
Thereafter..................................................       265
                                                                ------
                                                                $2,436
                                                                ======

     Software royalties -- The Company has entered into several software royalty agreements whereby it is required to pay a royalty amount based upon predetermined payment schedules. At March 31, 1998 and 1999 and December 31, 1999, the Company recorded advanced royalties as prepaid expense of $308 and $392 and $440 respectively. Royalties are recognized as expense based on sales, and

                            INTRANET SOLUTIONS, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

during the years ended March 31, 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999 totaled $336, $301, $596, $384 and $361, respectively.

     Consulting agreement -- The Company has a consulting agreement with a former shareholder that requires monthly payments of $10 through July 2000.

13. SEGMENTS OF BUSINESS AND GEOGRAPHIC AREA INFORMATION

     Effective April 1, 1998, the Company adopted SFAS No 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 did not have a significant effect as the Company operates as a single segment.

     A summary of the Company's operations by geographic area follows:

                                                                                 NINE MONTHS ENDED
                                               YEAR ENDED MARCH 31,                DECEMBER 31,
                                           -----------------------------       ---------------------
                                            1997       1998       1999          1998          1999
                                           -------    -------    -------       -------       -------
Revenues:
  United States........................    $19,476    $20,996    $14,118       $11,286       $12,100
  Europe...............................        967        926      2,612         1,479         2,569
  Canada...............................        149        289        131           104           101
  Other................................        163         --        170            97            81
                                           -------    -------    -------       -------       -------
     Total revenues....................    $20,755    $22,211    $17,031       $12,966       $14,851
                                           =======    =======    =======       =======       =======
Identifiable assets:
  United States........................    $   786    $   939    $   879       $   828       $ 1,360
  Europe...............................         --         11         21            23            15
                                           -------    -------    -------       -------       -------
     Total.............................    $   786    $   950    $   900       $   851       $ 1,375
                                           =======    =======    =======       =======       =======

     Sales are attributed to countries or region based on the location of the customer.

14. SUBSEQUENT EVENT

     On June 9 and July 8, 1999, the Company completed a public offering, including the underwriters' over allotment option, of 3,715 shares of its common stock and received net proceeds of approximately $27,000. The proceeds from the offering will be used for working capital and general corporate purposes.

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      - List of processing functions of Xpedio captioned "Intelligence &
        Behavior."

      - List of style-related customization functions of Xpedio captioned "Look & Feel."

      - Graphic of computer screen with content displayed in an organized manner.

     - "Xpedio offers a complete platform for automating the deployment and management of business-critical Web sites and applications -- eliminating Webmaster bottlenecks."

     - IntraNet Solutions logo and Web site address: www.intranetsolutions.com.

                                4,000,000 SHARES

                           [INTRANET SOLUTIONS LOGO]

                                  COMMON STOCK

                          ----------------------------
                               PRICE $  PER SHARE
                          ----------------------------

DAIN RAUSCHER WESSELS
              U.S. BANCORP PIPER JAFFRAY
                            WIT SOUNDVIEW
                                        CRAIG-HALLUM CAPITAL GROUP

                         ------------------------------
                                            , 2000
                         ------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........    $ 42,467
NASD filing fee.............................................      16,586
Nasdaq National Market listing fee..........................      17,500
Legal fees and expenses.....................................     100,000
Accounting fees and expenses................................      50,000
Blue Sky fees and expenses..................................       5,000
Transfer agent fees and expenses............................      10,000
Printing and engraving expenses.............................      75,000
Miscellaneous...............................................     103,447
                                                                --------
  Total.....................................................    $420,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     IntraNet Solutions is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of IntraNet Solutions provide that a director shall have no personal liability to IntraNet Solutions and its shareholders for a breach of fiduciary duty as a director, to the fullest extent permitted by law. The underwriting agreement contains provisions under which IntraNet Solutions on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other, including officers and directors of IntraNet Solutions and the underwriters, and any person who may be deemed to control IntraNet Solutions or the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

NUMBER                            DESCRIPTION
------                            -----------
 1        Form of Underwriting Agreement.
 3.1      Second Amended and Restated Articles of Incorporation
          (incorporated by reference to Exhibit 3.1 to the
          Registrant's Form 10-Q for the period ended December 31,
          1999).
 3.2      Bylaws (incorporated by reference to Exhibit A to the
          Registrant's Definitive Proxy Statement on Schedule 14A,
          filed with the Securities and Exchange Commission on July
          22, 1997, File No. 0-19817).
 5        Opinion of Faegre & Benson LLP.
23.1      Consent of Grant Thornton LLP.
23.2      Consent of Grant Thornton LLP.
23.3      Consent of Ernst & Young LLP.
23.4      Consent of Faegre & Benson LLP (included in Exhibit 5 to the
          Registration Statement).
24        Powers of Attorney (included on page II-3 of this
          Registration Statement).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 6, 2000.


                                      INTRANET SOLUTIONS, INC.


                                      By:                    *

                                         ---------------------------------------
                                      Name:           Robert F. Olson

                                      Title:Chairman of the Board of Directors,
                                            President and Chief Executive
                                                   Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities indicated on March 6, 2000.



                     SIGNATURE                                            TITLE
                     ---------                                            -----

                         *                           Chairman of the Board of Directors, President
---------------------------------------------------    and Chief Executive Officer (Principal
                  Robert F. Olson                      Executive Officer)

                         *                           Chief Financial Officer, Treasurer, Secretary
---------------------------------------------------    and Director (Principal Financial and
                  Gregg A. Waldon                      Accounting Officer)

                         *                           Director
---------------------------------------------------
              Ronald E. Eibensteiner

                         *                           Director
---------------------------------------------------
                 Kenneth H. Holec

                         *                           Director
---------------------------------------------------
                 Steven C. Waldron



* Gregg A. Waldon, by signing his name hereto, does hereby sign this document on behalf of himself and each of the other above-named executive officer and directors of the Registrant pursuant to powers of attorney duly executed by such person.


      /s/ GREGG A. WALDON

-----------------------------------

          Gregg A. Waldon

                                 EXHIBIT INDEX


EXHIBIT                DESCRIPTION OF DOCUMENT                        METHOD OF FILING
-------                -----------------------                        ----------------

  1       Form of Underwriting Agreement.                           Filed Electronically.
  3.1     Second Amended and Restated Articles of                 Incorporated by Reference
          Incorporation.(1)
  3.2     Bylaws.(2)                                              Incorporated by Reference
  5       Opinion of Faegre & Benson LLP.                             Previously Filed
 23.1     Consent of Grant Thornton LLP.                              Previously Filed
 23.2     Consent of Grant Thornton LLP.                              Previously Filed
 23.3     Consent of Ernst & Young LLP.                               Previously Filed
 23.4     Consent of Faegre & Benson LLP (included in                 Previously Filed
          Exhibit 5).
 24       Powers of Attorney (included on Page II-4 of this    Previously Filed Electronically
          Registration Statement).


-------------------------

(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the period ended December 31, 1999.

(2) Incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 22, 1997, File No. 0-19817.